Exhibit 99.1
Washington Gas Light Company
Part II
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Balance Sheets

(In thousands)	December 31, 2019	December 31, 2018
	As Adjusted	As Adjusted
ASSETS
Property, Plant and Equipment
At original cost	$5,962,866	$5,702,927
Accumulated depreciation and amortization	(1,579,718)	(1,513,590)
Net property, plant and equipment	4,383,148	4,189,337
Current Assets
Cash and cash equivalents	17,069	6,082
Receivables
Accounts receivable	259,053	292,871
Gas costs and other regulatory assets	9,894	6,020
Unbilled revenues	160,546	189,497
Allowance for doubtful accounts	(18,708)	(29,461)
Net receivables	410,785	458,927
Materials and supplies—principally at average cost	20,184	19,727
Storage gas	87,977	103,929
Prepaid taxes	34,576	27,193
Other prepayments	33,867	28,232
Receivables from associated companies	12,421	4,819
Derivatives	6,553	19,488
Other	19,619	20,347
Total current assets	643,051	688,744
Deferred Charges and Other Assets
Regulatory assets
Gas costs	98,717	141,636
Pension and other post-retirement benefits	44,078	94,410
Other	84,886	99,105
Prepaid post-retirement benefits	366,508	249,462
Right of use asset	40,004	—
Derivatives	10,370	11,318
Other	30,620	50,490
Total deferred charges and other assets	675,183	646,421
Total Assets	$5,701,382	$5,524,502
CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholder’s equity	$1,578,592	$1,571,530
Preferred stock	—	28,173
Long-term debt	1,430,949	1,035,033
Total capitalization	3,009,541	2,634,736
Current Liabilities
Current maturities of long-term debt	—	50,000
Notes payable and project financing	299,483	311,460
Accounts payable and other accrued liabilities	267,408	325,509
Customer deposits and advance payments	40,052	54,370
Gas costs and other regulatory liabilities	105,399	75,151
Accrued taxes	23,781	28,451
Payables to associated companies	57,923	95,228
Operating lease liability	5,850	—
Derivatives	4,069	20,295
Other	30,032	32,074
Total current liabilities	833,997	992,538
Deferred Credits
Unamortized investment tax credits	2,575	3,233
Deferred income taxes	464,717	457,388
Accrued pensions and benefits	115,837	156,210
Asset retirement obligations	206,820	300,769
Regulatory liabilities
Accrued asset removal costs	254,429	264,556
Other post-retirement benefits	195,670	117,165
Excess deferred taxes and other	404,700	431,913
Operating lease liability	53,642	—
Derivatives	97,695	116,847
Other	61,759	49,147
Total deferred credits	1,857,844	1,897,228
Commitments and Contingencies (Note 13)
Total Capitalization and Liabilities	$5,701,382	$5,524,502
The accompanying notes are an integral part of these statements.

Washington Gas Light Company
Statements of Operations
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
(In thousands)	2019	2018	2018	2017
	As Adjusted	As Adjusted	As Adjusted	As Adjusted
OPERATING REVENUES	$1,330,651	$402,101	$1,248,063	$1,166,968
OPERATING EXPENSES
Utility cost of gas	461,574	156,641	407,043	297,856
Operation and maintenance	404,961	102,728	544,180	340,604
Depreciation and amortization	142,565	34,948	135,071	129,428
General taxes and other assessments	149,618	38,552	148,178	134,696
Total Operating Expenses	1,158,718	332,869	1,234,472	902,584
OPERATING INCOME	171,933	69,232	13,591	264,384
Other income (expense) — net	5,822	2,045	(4,226)	7,157
Interest expense	62,567	15,706	58,504	52,207
INCOME (LOSS) BEFORE INCOME TAXES	115,188	55,571	(49,139)	219,334
INCOME TAX EXPENSE (BENEFIT)	18,083	7,471	(24,989)	81,839
NET INCOME (LOSS)	$97,105	$48,100	$(24,150)	$137,495
Loss on preferred stock extinguishment	556	—	—	—
Dividends on preferred stock	1,169	330	1,320	1,320
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$95,380	$47,770	$(25,470)	$136,175
The accompanying notes are an integral part of these statements.

Washington Gas Light Company
Statements of Comprehensive Income
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
(In thousands)	2019	2018	2018	2017
	As Adjusted	As Adjusted	As Adjusted	As Adjusted
NET INCOME (LOSS)	$97,105	$48,100	$(24,150)	$137,495
OTHER COMPREHENSIVE INCOME (LOSS), BEFORE INCOME TAXES:
Pension and other post-retirement benefit plans
Change in prior service cost	(649)	(226)	(675)	(767)
Change in actuarial net gain (loss)	16,459	(6,150)	6,107	5,835
Total pension and other post-retirement benefit plans	$15,810	$(6,376)	$5,432	$5,068
INCOME TAX EXPENSE (BENEFIT) RELATED TO OTHER COMPREHENSIVE INCOME (LOSS)	4,128	(1,650)	2,901	2,054
OTHER COMPREHENSIVE INCOME (LOSS)	$11,682	$(4,726)	$2,531	$3,014
COMPREHENSIVE INCOME (LOSS)	$108,787	$43,374	$(21,619)	$140,509
The accompanying notes are an integral part of these statements.

Washington Gas Light Company
Statements of Cash Flows
Part II
Item 8. Financial Statements and Supplementary Data (continued)

(In thousands)	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
	2019	2018	2018	2017
	As Adjusted	As Adjusted	As Adjusted	As Adjusted
OPERATING ACTIVITIES
Net income (loss)	$97,105	$48,100	$(24,150)	$137,495
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization	142,565	34,948	135,071	129,428
Amortization of:
Other regulatory assets and liabilities — net	8,491	1,859	6,917	6,422
Debt related costs	1,501	382	1,580	1,448
Deferred income taxes — net	18,741	7,636	(25,561)	79,585
Accrued/deferred pension and other post-retirement benefit cost	2,190	1,119	7,761	14,845
Compensation expense related to stock-based awards	3,626	1,353	19,067	16,153
Provision for doubtful accounts	17,266	5,940	20,224	14,484
Impairment loss	2,042	2,453	37,969	—
Unrealized (gain) loss on derivative contracts	(5,429)	4,200	(10,379)	(48,950)
Amortization of investment tax credits	(658)	(165)	(702)	(751)
Other non-cash charges (credits) — net	2,436	(453)	(2,450)	(1,592)
Changes in operating assets and liabilities (Note 18)	(86,547)	(201,840)	(43,050)	(141,238)
Net Cash Provided by (Used In) Operating Activities	203,329	(94,468)	122,297	207,329
FINANCING ACTIVITIES
Capital contributions from parent	—	100,000	402,728	—
Long-term debt issued	298,482	—	—	195,556
Long-term debt retired	(50,000)	(50,000)	—	—
Debt issuance costs	(3,130)	—	(366)	(661)
Long-term commercial paper issued (retired) — net	100,000	—	—	—
Notes payable issued (retired) — net	3,483	200,999	(27,998)	81,000
Project financing	—	—	53,018	9,314
Dividends on common stock and preferred stock	(100,736)	(24,078)	(88,908)	(87,118)
Payment for preferred stock extinguishment	(28,729)	—	—	—
Other financing activities — net	—	—	(6,197)	(1,982)
Net Cash Provided by Financing Activities	219,370	226,921	332,277	196,109
INVESTING ACTIVITIES
Capital expenditures (excluding AFUDC)	(432,974)	(126,013)	(392,830)	(403,438)
Insurance proceeds related to investing properties	—	—	3,238	—
Net Cash Used in Investing Activities	(432,974)	(126,013)	(389,592)	(403,438)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(10,275)	6,440	64,982	—
Cash, Cash Equivalents, and Restricted Cash at Beginning of the Year	71,423	64,983	1	1
Cash, Cash equivalents and Restricted Cash at End of the Year	$61,148	$71,423	$64,983	$1
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION (Note 18)
The accompanying notes are an integral part of these statements.

Washington Gas Light Company
Statements of Common Shareholder’s Equity
Part II
Item 8. Financial Statements and Supplementary Data (continued)

	Common Stock		Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss, Net of Taxes
(In thousands, except shares)						Total
	Shares	Amount		As Adjusted	As Adjusted	As Adjusted
Balance, September 30, 2016	46,479,536	$46,479	$488,135	$588,976	$(7,925)	$1,115,665
Net income	—	—	—	137,495	—	137,495
Other comprehensive income	—	—	—	—	3,014	3,014
Stock-based compensation(a)	—	—	3,966	—	—	3,966
Dividends declared:
Common stock	—	—	—	(86,443)	—	(86,443)
Preferred stock	—	—	—	(1,320)	—	(1,320)
Balance, September 30, 2017	46,479,536	$46,479	$492,101	$638,708	$(4,911)	$1,172,377
Net income (loss)	—	—	—	(24,150)	—	(24,150)
Other comprehensive income	—	—	—	—	4,015	4,015
Stock-based compensation (a)	—	—	(15,556)	4,197	—	(11,359)
Capital contribution from parent	—	—	402,728	—	—	402,728
ASU 2018-02 adoption impact (b)	—	—	—	1,484	(1,484)	—
Dividends declared:
Common stock	—	—	—	(89,568)	—	(89,568)
Preferred stock	—	—	—	(1,320)	—	(1,320)
Balance, September 30, 2018	46,479,536	$46,479	$879,273	$529,351	$(2,380)	$1,452,723
Net income	—	—	—	48,100	—	48,100
Other comprehensive income	—	—	—	—	(4,726)	(4,726)
Capital contribution from parent	—	—	100,000	—	—	100,000
Dividends declared:
Common stock	—	—		(24,237)	—	(24,237)
Preferred stock	—	—	—	(330)	—	(330)
Balance, December 31, 2018	46,479,536	$46,479	$979,273	$552,884	$(7,106)	$1,571,530
Net income	—	—	—	97,105	—	97,105
Other comprehensive income	—	—	—	—	11,682	11,682
Loss on preferred stock extinguishment	—	—	—	(556)	—	(556)
Dividends declared:	—	—	—	—	—	—
Common stock	—	—	—	(100,000)	—	(100,000)
Preferred stock	—	—	—	(1,169)	—	(1,169)
Balance, December 31, 2019	46,479,536	$46,479	$979,273	$548,264	$4,576	$1,578,592
(a) Stock-based compensation is based on the stock awards of WGL that are allocated to Washington Gas for its pro-rata share. We recorded $4.2 million accumulative adjustments to retained earnings for the fiscal year 2018 due to the adoption of Accounting Standards Update (ASU) 2016-09. We accelerated the vesting of stock-based awards upon the consummation of the Merger with AltaGas during the fourth quarter of fiscal year ended September 2018, which reduced the paid-in capital. See Note 11 — Stock-Based Compensation for a further discussion.
(b)Amount related to the adoption of ASU 2018-02. Washington Gas reclassified a credit of $1.5 million from AOCI to retained earnings at September 30, 2018.
The accompanying notes are an integral part of these statements.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements

NOTE 1. ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation
Washington Gas Light Company (Washington Gas) is an indirect, wholly owned subsidiary of, among other entities, WGL Holdings, Inc (WGL). WGL is an indirect wholly owned subsidiary of AltaGas Ltd. (AltaGas). Except where the content clearly indicates otherwise, any reference in this report to “Washington Gas”,” “we,” “us”, “our” or “the Company” refers to Washington Gas Light Company. References to “WGL” refer to WGL Holdings, Inc. and all of its subsidiaries.
Following the 2018 Merger Agreement, Washington Gas became an indirect, majority owned subsidiary of, among other entities, AltaGas and WGL. In connection with the Merger and at the command of Washington Gas’ regulators, WGL formed a wholly owned subsidiary, Wrangler, a bankruptcy remote, special purpose entity to own the common stock of Washington Gas. In addition, WGL owns all of the shares of common stock of certain affiliated non-utility subsidiaries, some of which provide services to Washington Gas, and some of which own interests in other entities. On December 20, 2019, Washington Gas redeemed all the outstanding shares of its preferred stock. As a result, Washington Gas is now an indirect, wholly owned subsidiary of AltaGas and WGL. As a public utility company, Washington Gas sells and delivers natural gas to more than one million customers primarily in the District of Columbia and the surrounding metropolitan areas in Maryland and Virginia.
The Financial Statements of Washington Gas has been prepared in conformity with GAAP and under the rules of the Securities and Exchange Commission (SEC).
The Merger with AltaGas was recorded using the acquisition method of accounting. Under SEC regulations, Washington Gas elected to not apply push down accounting to its stand-alone financial statements. The acquisition adjustments were recorded by AltaGas.
The information presented in this annual report on Form 10-K are presented solely for the registrant Washington Gas on a stand-alone basis.
Change of Fiscal Year End
On December 28, 2018, our Board of Directors approved a change of Washington Gas's fiscal year from the period beginning on October 1 and ending on September 30 to the period beginning on January 1 and ending on December 31. This annual report on Form 10-K is for the twelve-month period from January 1, 2019 to December 31, 2019. References in this report to "calendar year" refer to the year ended December 31. References in this report to "transition period" refer to the three-month transition period from October 1, 2018 through December 31, 2018. References in this report to "fiscal year" refer to the twelve-month period ending on September 30.
Change in Accounting Principle
In the third quarter of 2020, Washington Gas made a voluntary change in accounting principle for calculating the market-related value of assets (MRVA) used in the determination of net periodic pension and other post-retirement benefit plan costs. The change uses the fair value approach for the fixed income investments and related derivatives, which represent a separate asset class of the plan assets, compared to the prior method that utilized a calculated value for all investments where gains and losses arising from changes in fair value were deferred and amortized into the calculation of the MRVA over a period of five years. The MRVA is used in the calculation of the expected return on assets and the recognized actuarial gain or loss components of net periodic benefit cost. The gains and losses for other plan assets will continue to be deferred and amortized into the MRVA over a five-year period.
We believe that using the fair value approach for the fixed income investments and related derivatives in our plan assets is preferable because the Company will immediately recognize the gains and losses of the fixed income investments and derivatives in MRVA rather than deferring them over a five-year period, which results in a better matching of the change in fixed income investments and the related pension obligations.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
We have retrospectively applied this change in accounting principle to all applicable prior period financial information presented herein as required. The change in accounting principle increased retained earnings $2.3 million and decreased accumulated other comprehensive income (loss), net of taxes, $0.1 million, with a net increase of $2.2 million in common shareholder’s equity at October 1, 2016. The following tables summarize the effect of the change in accounting principle on the primary financial statement line items on our balance sheets, statements of operations, statements of comprehensive income, statements of common shareholder's equity, and statements of cash flows. The following Notes have been impacted by the change: Note 4 — Regulated Operations, Note 9 — Income Taxes, Note 10 — Pension and Other Post — Retirement Benefit Plans, Note 17 — Accumulated Other Comprehensive Income (Loss), Note 19 — Comparative Data, and Note 20 — Quarterly Financial Information.

	December 31, 2019			December 31, 2018
(In thousands)	As Previously Reported	Adjustment	As Adjusted	As Previously Reported	Adjustment	As Adjusted
Balance Sheets
Regulatory assets — Pension and other post-retirement benefits	$39,435	$4,643	$44,078	$86,493	$7,917	$94,410
Common shareholder’s equity	$1,572,196	$6,396	$1,578,592	$1,562,573	$8,957	$1,571,530
Regulatory liabilities — Other post-retirement benefits	$199,665	$(3,995)	$195,670	$121,345	$(4,180)	$117,165
Deferred income taxes	$462,475	$2,242	$464,717	$454,248	$3,140	$457,388

	Calendar Year Ended December 31, 2019			Three Months Ended December 31, 2018
(In thousands)	As Previously Reported	Adjustment	As Adjusted	As Previously Reported	Adjustment	As Adjusted
Statements of Operations
Other income (expense) — net	$9,478	$(3,656)	$5,822	$3,494	$(1,449)	$2,045
Income tax expense (benefit)	$19,032	$(949)	$18,083	$7,847	$(376)	$7,471
Net income (loss)	$99,812	$(2,707)	$97,105	$49,173	$(1,073)	$48,100
Statements of Comprehensive Income
Other comprehensive income (loss), net of taxes	$11,536	$146	$11,682	$(4,797)	$71	$(4,726)
Comprehensive income (loss)	$111,348	$(2,561)	$108,787	$44,376	$(1,002)	$43,374
Condensed Statements of Cash Flows
Net income	$99,812	$(2,707)	$97,105	$49,173	$(1,073)	$48,100
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Accrued/deferred pension and other post-retirement benefit cost (benefit)	$(1,466)	$3,656	$2,190	$(330)	$1,449	$1,119
Deferred income taxes — net	$19,690	$(949)	$18,741	$8,012	$(376)	$7,636

	Fiscal Year Ended September 30, 2018			Fiscal Year Ended September 30, 2017
(In thousands)	As Previously Reported	Adjustment	As Adjusted	As Previously Reported	Adjustment	As Adjusted
Statements of Operations
Other income (expense) — net	$(7,592)	$3,366	$(4,226)	$(545)	$7,702	$7,157
Income tax expense (benefit)	$(25,863)	$874	$(24,989)	$79,840	$1,999	$81,839
Net income (loss)	$(26,642)	$2,492	$(24,150)	$131,792	$5,703	$137,495
Statements of Comprehensive Income
Other comprehensive income (loss), net of taxes	$2,692	$(161)	$2,531	$3,308	$(294)	$3,014
Comprehensive income (loss)	$(23,950)	$2,331	$(21,619)	$135,100	$5,409	$140,509
Condensed Statements of Cash Flows
Net income	$(26,642)	$2,492	$(24,150)	$131,792	$5,703	$137,495
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Accrued/deferred pension and other post-retirement benefit cost (benefit)	$11,127	$(3,366)	$7,761	$22,547	$(7,702)	$14,845
Deferred income taxes — net	$(26,435)	$874	$(25,561)	$77,586	$1,999	$79,585

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements

Statements of Shareholder's Equity	Retained Earnings			Accumulated Other Comprehensive Loss, Net of Taxes
(In thousands)	As Previously Reported	Adjustment	As Adjusted	As Previously Reported	Adjustment	As Adjusted
Balance, September 30, 2016	586,662	2,314	588,976	(7,830)	(95)	(7,925)
Net income (loss)	131,792	5,703	137,495
Other comprehensive income				3,308	(294)	3,014
Dividends declared:
Common stock	(86,443)		(86,443)
Preferred stock	(1,320)		(1,320)
Balance, September 30, 2017	$630,691	8,017	$638,708	$(4,522)	(389)	(4,911)
Net income (loss)	(26,642)	2,492	(24,150)	—
Other comprehensive income				4,176	(161)	4,015
Stock-based compensation(a)	4,197		4,197	—
ASU 2018-02 adoption impact (b)	1,484		1,484	(1,484)		(1,484)
Dividends declared:
Common stock	(89,568)		(89,568)	—
Preferred stock	(1,320)		(1,320)	—
Balance, September 30, 2018	$518,842	$10,509	$529,351	$(1,830)	$(550)	$(2,380)
Net income	49,173	(1,073)	48,100
Other comprehensive income				(4,797)	71	(4,726)
Dividends declared:
Common stock	(24,237)		(24,237)
Preferred stock	(330)		(330)
Balance, December 31, 2018	$543,448	$9,436	$552,884	$(6,627)	$(479)	$(7,106)
Net income	99,812	(2,707)	97,105
Other comprehensive income				11,536	146	11,682
Loss on preferred stock extinguishment	(556)		(556)
Dividends declared:
Common stock	(100,000)		(100,000)
Preferred stock	(1,169)		(1,169)
Balance, December 31, 2019	$541,535	$6,729	$548,264	$4,909	$(333)	$4,576

Use of Estimates in the Preparation of Financial Statements
In accordance with GAAP, we make certain estimates and assumptions regarding: (i) reported assets and liabilities; (ii) disclosed contingent assets and liabilities at the date of the financial statements and (iii) reported revenues, revenues subject to refund, and expenses during the reporting period. Actual results could differ from those estimates.
Property, Plant and Equipment
Property, plant and equipment are stated at original cost, including labor, materials, taxes and overhead costs incurred during the construction period. The cost of utility plant of Washington Gas includes an allowance for funds used during construction (AFUDC) that is calculated under a formula prescribed by our regulators in Maryland and the District of Columbia. AFUDC equity is reported on the statements of operations as non-cash income in "Other income (expense)". AFUDC debt is reported as a non-cash offset to interest expense. After construction is completed, the company are permitted to recover these costs through inclusion in rate base and the corresponding subsequent deprecation or amortization of those regulated assets. The rates for AFUDC for the calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal years ended September 30, 2018 and 2017 was 3.48%, 5.84%, 2.42% and 2.73%, respectively.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Costs of replacement and betterments that extend the useful life of property, plant, and equipment are also capitalized. The cost of maintenance and repairs, which do not extend the useful life or increase the expected output of the asset, are expensed as incurred. Depreciation applicable to its utility gas plant in service primarily uses a straight-line method over the estimated remaining life of the plant. The composite annual depreciation and amortization rate was 2.96%, 2.78%, 2.77%, and 2.80% for the calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal years ended September 30, 2018 and 2017, respectively. In accordance with regulatory requirements, such rates include a component related to asset removal costs for Washington Gas. Washington Gas periodically reviews the adequacy of its depreciation rates by considering estimated remaining lives and other factors.
The following table represents the components of Washington Gas' Property, Plant and Equipment at original cost.

	December 31,
($ In millions)	2019		2018
Distribution, transmission and storage	$5,148.1	86.3%	$4,888.4	85.7%
General, miscellaneous and intangibles	543.2	9.1%	542.9	9.5%
Construction work in progress (CWIP)	271.6	4.6%	271.6	4.8%
Total	5,962.9	100.0%	5,702.9	100.0%
Impairment of Long-Lived Assets
Management regularly reviews property and equipment and other long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.
For our properties and equipment, the indicators of potential impairment may include a deteriorating business or legal climate, a significant adverse change in asset condition, specific regulatory disallowance, advances in technology or plans to dispose of an asset significantly before the end of its useful life, among others. Management performs a recoverability test whenever the indicators show a possible impairment. The amount used to test recoverability is determined based on an estimate of undiscounted cash flows, and measurement of an impairment loss is determined based on the fair value of the asset, using assumptions about future cash inflows and outflows over the life of an asset.
During the fiscal year ended September 30, 2018, Washington Gas recorded a $38.0 million impairment to Property, Plant and Equipment in connection with an agreement ancillary to the merger proceeding not to seek recovery of certain costs incurred under the Formal Case 1027 mechanical coupling program.
During the calendar year ended December 31, 2019, the three months ended December 31, 2018, and fiscal year ended September 30, 2017, Washington Gas did not record any impairments related to our long-lived assets.
Refer to Note 15 — Fair Value Measurements of the Notes to Financial Statements for further discussion of these assets.
Cash and Cash Equivalents
We consider all investments with original maturities of three months or less to be cash equivalents.
Restricted Cash and Cash Equivalents
Restricted cash and cash equivalents represent funds that are restricted to satisfy designated liabilities. Restricted cash and cash equivalents available to satisfy designated current liabilities are classified as current assets. Restricted cash and cash equivalents expected to satisfy non-current liabilities are classified as non-current assets. Pursuant to the Merger Agreement with AltaGas, we funded rabbi trusts of retirement benefits for executives and select management employees and deferred compensation benefits for outside directors in the fiscal year ended September 30, 2018. At December 31, 2019 and 2018, the rabbi trust funds are invested in money market funds which are considered as cash equivalents. The rabbi trust funds that are used for the settlement of benefit plans in long-term liabilities are classified in “Deferred charges and other assets-other”. The rabbi trust funds to settle benefit plans in current liabilities are classified in “Current Assets-Other” on Washington Gas’ balance sheet. Refer to Note 10 — Pension and Other Post-Retirement Benefits for a further discussion of the rabbi trusts and Note 18 — Supplemental Cash Flow Information for a further discussion of restricted cash and cash equivalents.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Allowance for Doubtful Accounts
The allowance for doubtful accounts reflects Washington Gas' estimate of losses inherent in its account receivable balances. Washington Gas estimates its bad debt expense based on current sales and establishes the allowance. Periodically, Washington Gas evaluates the reasonableness of the allowance utilizing a variety of factors including the length of time receivables are past due, the financial health of its customers, unusual macroeconomic conditions, and historical payment and collection experience. If the financial condition of its customers deteriorates or other circumstances occur that impact the customers’ ability or desire to make payments, Washington Gas considers these factors in its evaluation of the adequacy of the allowance. Accounts are written off to the allowance when collection efforts are complete and future recovery is unlikely.
Leases
Lessee. We determine if an arrangement is a lease and the lease classification at inception. For the operating leases in which we are the lessee, a right-of-use (ROU) asset and a lease liability is recognized at the commencement date based on the present value of lease payments over the lease term. We use the rate implicit in the lease to determine the present value of the lease payments when the rate is readily determinable or we use our incremental borrowing rate. Our ROU assets are adjusted for lease incentives, any lease payments made in advance, and initial direct costs incurred. Lease expenses are recognized on a straight-line basis over the lease term. The estimated lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. For our lessee building and certain equipment leases, we do not separate the lease and non-lease components. Variable lease payments are recognized as lease expense when the related facts and circumstances occur, and are dependent on various external factors, including real estate taxes, common area maintenance and usage charges.
For our multiple office location leases classified as operating leases, the lease term begins on the date when construction of the leasehold improvements can start and the lessor has allowed us to occupy the respective locations. Leasehold improvement costs are classified as “Property, Plant, and Equipment” on the balance sheet, and are being amortized to “Depreciation and amortization” expense on a straight-line basis over the non-cancelable period of the leases.
Lessor. We determine if an arrangement is a lease and the lease classification at inception. Lease payments under operating leases are recognized on a straight-line basis over the lease term. For our building leases, we do not separate the lease and non-lease components.
Revenue and Cost of Gas Recognition
Revenues.  Washington Gas generally recognizes revenue from contracts with customers when natural gas is delivered. Washington Gas reads meters and bills customers on a 19-day monthly cycle basis. The billing cycles for customers do not coincide with the accounting periods used for financial reporting purposes; therefore, Washington Gas accrues unbilled revenues for gas delivered, but not yet billed, at the end of each accounting period. Refer to Note 2 — Revenue from Contracts with Customers for further discussion of the Utility’s revenue from contracts with customers.
Alternative Revenue Programs. Certain ratemaking mechanisms of Washington Gas qualify as alternative revenue programs in accordance with ASC Topic 980, Regulated Operations, if (i) the program is established by an order from a regulatory commission and allows for automatic adjustment of future rates, (ii) additional program revenues (above those amounts currently reflected in base rates) are objectively determinable and probable of recovery, and (iii) the collection of the additional revenues is allowed within 24 months of the end of the period in which they were recognized. The Company has determined that its RNA, WNA and CRA billing adjustment mechanisms and APRPs are alternative revenue programs. Alternative revenue program revenues represent the initial recognition of revenue related to these programs. When amounts are billed and collected from customers through rates, the amounts are recorded as a recovery of the associated regulatory asset or liability.
Cost of Gas.  Washington Gas’ jurisdictional tariffs contain mechanisms that provide for the recovery of the cost of gas incurred on behalf of firm customers, including related pipeline transportation and storage capacity charges. Under these mechanisms, Washington Gas periodically adjusts its firm customers’ rates to reflect increases and decreases in these costs. Under or over-collections of gas costs in the current cycle are charged or credited to deferred charges or credits on the balance sheet as non-current regulatory assets or liabilities. Amounts deferred at the end of the cycle, August 31 of each year, are fully reconciled and transferred to current assets or liabilities under the balance sheet captions “Gas costs and other regulatory assets” and “Gas costs and other regulatory liabilities.” These balances are recovered or refunded to customers over the subsequent 12 month period.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Revenue Taxes.  Revenue taxes such as gross receipts taxes, regulatory fees, franchise fees and energy taxes are reported gross in operating revenues. During the calendar year ended December 31, 2019, three months ended December 31, 2018, and for fiscal years September 30, 2018 and 2017, $81.8 million, $24.2 million, $82.5 million, and $75.1 million, respectively, were recorded to "Operating revenues" of Washington Gas' statements of operations.
Transportation Gas Imbalance.  Interruptible shippers and third-party marketer shippers transport gas to Washington Gas’ distribution system as part of the unbundled services offered. The delivered volumes of gas from third-party shippers into Washington Gas’ distribution system rarely equal the volumes billed to third-party marketer customers, resulting in transportation gas imbalances. These imbalances are usually short-term in duration, and Washington Gas monitors the activity and regularly notifies the shippers when their accounts have an imbalance. In accordance with regulatory treatment, Washington Gas does not record a receivable from or liability to third-party marketers associated with gas volumes related to these transportation imbalances but, rather, reflects the financial impact as a regulatory asset or liability related to its gas cost adjustment mechanism, thereby eliminating any profit or loss that would occur because of the imbalance. The regulatory treatment combines the imbalance for all marketers, including our affiliate WGL Energy Services, into a single “net” adjustment to the regulatory asset or liability. Refer to Note 16 — Related Party Transactions for further discussion of the accounting for these imbalance transactions.
Asset Optimization Program.  Washington Gas optimizes the value of its long-term natural gas transportation and storage capacity resources by entering into physical and financial transactions in the form of forwards, futures and option contracts for periods when these resources are not being used to physically serve utility customers. Refer to “Derivative Activities” below for further discussion of the accounting for derivative transactions entered into under this program. Regulatory sharing mechanisms in all three jurisdictions outline how the profits from these transactions should be shared with Washington Gas’ customers.
All unrealized fair value gains and losses, and margins generated from the physical and financial settlement of these asset optimization contracts are recorded in "Utility cost of gas" on the income statement or, in the case of amounts to be shared with rate payers, regulatory assets/liabilities on the balance sheet.
Storage Gas
Prior to September 30, 2017, Washington Gas accounted for storage gas inventories using the first-in, first-out method under which the oldest inventory items were recorded as being sold first. Starting in October 1, 2017, Washington Gas implemented a voluntary change in the application of an accounting principle with respect to accounting for natural gas, propane, and odorant inventories. Washington Gas now applies the average cost methodology under which the cost of units carried in inventory is based on the weighted average cost per unit of inventory. Washington Gas implemented the change in accounting principle on a prospective basis in accordance with ASC Topic 980.
On October 1, 2017, Washington Gas adopted ASU 2015-11, Inventory (Topic 330) - Simplifying the Measurement of Inventory. As a result of the new standard, beginning October 1, 2017, our inventory balances are stated at the lower of cost or net realizable value. Prior to October 1, 2017, our inventory balances were stated at the lower of cost or market. Interim period inventory losses attributable to lower of cost or net realizable value adjustments may be reversed if the net realizable value of the inventory is recovered by the end of the same year. In general, commodity costs and variable transportation costs are capitalized as gas in underground storage. Fixed costs, primarily pipeline demand charges and storage charges, are expensed as incurred through the cost of gas.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Washington Gas did not record a material lower-of-cost or net realizable value adjustment to net income for the calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal year September 30, 2018, or a lower-of-cost or market adjustment to net income for the fiscal year ended September 30, 2017.
Derivative Activities
Washington Gas enters into both physical and financial derivative contracts for the purchase and sale of natural gas that are subject to mark-to-market accounting. Changes in the fair value of derivative instruments which are recoverable or refundable to customers when they settle are subject to ASC Topic 980 and are recorded as regulatory assets or liabilities while changes in the fair value of derivative instruments not affected by rate regulation are reflected in earnings.
As part of its asset optimization program, Washington Gas enters into derivative contracts related to the sale and purchase of natural gas at a future price with the primary objective of securing operating margins that Washington Gas expects to ultimately realize. The fair value changes of derivatives used under this program may cause significant period-to-period volatility in earnings for the portion of net profits retained for shareholders; however, this earnings volatility will not change the realized margins that Washington Gas expects to earn. In accordance with ASC Topic 815, all financially and physically settled contracts under our asset optimization program are reported on a net basis in the statements of operations in “Utility cost of gas”.
Washington Gas historically utilized derivative instruments that are designed to minimize the risk of interest-rate volatility associated with planned issuances of long-term debt. Gains or losses associated with these derivative transactions are deferred as regulatory assets or liabilities and amortized to interest expense in accordance with regulatory accounting requirements. Refer to Note 14 — Derivatives for further discussion of our derivative activities.
Income Taxes
We recognize deferred income tax assets and liabilities for all temporary differences between the financial statement basis and the tax basis of assets and liabilities computed on a separate company basis. Our deferred income taxes include those that are currently excluded for ratemaking purposes of Washington Gas. Regulatory assets or liabilities, corresponding to such additional deferred income tax assets or liabilities, may be recorded to the extent recoverable from or payable to customers through the ratemaking process in future periods. Refer to Note 4 — Regulated Operations for Washington Gas’ regulatory assets and liabilities associated with income taxes due from and due to customers. Amounts applicable to income taxes due from and due to customers primarily represent differences between the financial statement basis and tax basis of net utility plant in service. Refer to Note 9 — Income Taxes which provides detailed financial information related to our income taxes.
Stock-Based Compensation
We account for stock-based compensation expense in accordance with ASC Topic 718, Compensation-Stock Compensation, or ASC Topic 710, Compensation - General for certain awards that do not meet the definition of a stock-based award under ASC 718. All outstanding awards at December 31, 2019 and 2018 are liability-classified share-based awards.
We recognize stock-based compensation expense based on their fair value at the end of each reporting period. Compensation expense for awards subject to ASC 710 is recognized based on the probable outcome of the award at the end of each reporting period. For all awards, we estimate forfeitures over the requisite service period when recognizing compensation expense; these estimates are periodically adjusted to the extent to which actual forfeitures differ from such estimates. Refer to Note 11 — Stock-Based Compensation for further discussion of the accounting for our stock-based compensation plans.
Asset Retirement Obligations
Washington Gas accounts for its AROs in accordance with ASC Subtopic 410-20, Asset Retirement and Environmental Obligations—Asset Retirement Obligations. Our AROs include the costs to cut, purge and cap Washington Gas' distribution and transmission system. These standards require recording the estimated retirement cost over the life of the related asset by depreciating the present value of the retirement obligation, measured at the time of the asset’s acquisition, and accreting the liability until it is settled. There are timing differences between the ARO-related accretion and depreciation amounts being recorded pursuant to GAAP and the recognition of depreciation expense for legal asset removal costs that we are currently recovering in rates. These timing differences are recorded as a reduction to “Regulatory liabilities—Accrued asset removal costs” in accordance with ASC Topic 980. We do not have any assets that are legally restricted related to the settlement of asset retirement obligations.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements

Changes in Asset Retirement Obligations
	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Year Ended September 30,
(In millions)	2019	2018	2018	2017
Asset retirement obligations at beginning of the period	$308.1	$305.5	$298.9	$206.6
Liabilities incurred in the period	1.7	—	1.4	2.0
Revaluation of asset retirement obligation	(101.0)	—	—	89.5
Liabilities settled in the period	(7.4)	—	(7.3)	(7.2)
Accretion expense	10.2	2.6	12.5	8.0
Asset retirement obligations at the end of the period(a)	$211.6	$308.1	$305.5	$298.9
(a)Includes short-term asset retirement obligations of $4.8 million, $7.3 million, $7.3 million and $7.1 million for calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal years ended September 30, 2018 and 2017, respectively.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Accounting Standards Adopted in the Calendar Year and Other Newly Issued Accounting Standards
The following tables represent accounting standards adopted by Washington Gas during the calendar year ended December 31, 2019, and other newly issued accounting standards that will be adopted by Washington Gas in the future.

ACCOUNTING STANDARDS ADOPTED IN CALENDAR YEAR 2019
Standard	Description	Date of adoption	Effect on the financial statements or other significant matters
ASU 2016-02, Leases (Topic 842), ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842, ASU 2018-11, Targeted Improvements, and ASU 2018-20, Narrow-Scope Improvements for Lessors, including other subsequent ASUs clarifying the guidance.

ASU 2016-02 requires recognition of a right-to-use asset and lease liability by lessees on the statement of financial position and disclosure of key information about leasing arrangements. Lessor accounting remains substantially unchanged but the standard modifies what qualifies as a sales-type and direct financing lease and eliminated real-estate specific provisions. The standard requires application using a modified retrospective approach.

ASU 2018-01 provides an optional election not to evaluate existing and expired land easements not previously accounted for as a lease.

ASU 2018-11 allows entities to elect to report comparative periods presented after adoption under the old lease standard (ASC Topic 840, Leases) and recognize a cumulative effect adjustment to the opening balance at the date of adoption. The update also provides lessors a practical expedient not requiring the separation of lease and non-lease components provided that certain conditions are met.

ASU 2018-20 allows lessors to include and exclude certain costs from variable payments. The ASU also requires lessors to allocate certain variable payments to the lease and non-lease components when the changes in facts and circumstances on which the variable payments are based occur.

January 1, 2019
Leases, with terms longer than 12 months, for which Washington Gas is the lessee have been reflected on the balance sheet by recording an increase to non- current assets and an increase to deferred credits net of the current portion that is recorded in current liabilities. Upon adoption, Washington Gas recorded lease liabilities of $58.9 million and a right-of-use asset of $43.2 million, net of lease incentives and prepaid or deferred rent balances of $15.7 million.  Washington Gas utilized the transition practical expedients which allow entities to not have to reassess whether an arrangement contains a lease and the lease classification under the provisions of ASC Topic 842, land easements, and not separating out the lease and non-lease components for certain classes of assets. As a result of the transition practical expedients, Washington Gas’ operating leases on transition are consistent with its conclusions under ASC Topic 840, Leases. Washington Gas has also elected to present prior comparative information under ASC Topic 840. See Note 3 — Leases for further information and the new required lease disclosures.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements

Standard	Description	Date of adoption	Effect on the financial statements or other significant matters
ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted improvements to Accounting for Hedging Activities and ASU 2018-16, Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes	ASU 2017-12 amends the hedge accounting and recognition requirements by expanding an entity’s ability to hedge non-financial and financial risk components and reduce the complexity in fair value hedges of interest rate risk. Additionally, this standard eliminates the requirement to separately measure and disclose the ineffective portion of the hedge with the entire change in the fair value of a hedging instrument to be presented in the same statement of operations line as the hedged item. Early adoption is permitted.

ASU 2018-16 adds the OIS rate based on SOFR as a fifth U.S. benchmark interest rate for hedge accounting purposes. This standard should be adopted in conjunction with ASU 2017-12 if not early adopted.
		January 1, 2019	The adoption of this ASU did not have an impact to our financial statements. The guidance will only have an impact on new transactions that are entered into and where hedge accounting is elected.
ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force)	The update aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements to capitalize implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Capitalized implementation costs should be presented in the statement of financial position as a prepaid expense and amortized over the term of the hosting arrangement, presented in the statements of operations in the same line items as prepayment of fees associated with the hosting arrangement. The updates in this standard may be applied on a prospective or retrospective basis. Early adoption is permitted.	January 1, 2019	We early adopted this standard on a prospective basis. The adoption of this ASU did not have a material effect on our financial statements.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements

OTHER NEWLY ISSUED ACCOUNTING STANDARDS
Standard	Description	Required date of adoption	Effect on the financial statements or other significant matters
ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, including other subsequent ASUs further amending and clarifying the guidance.	For credit losses on financial instruments measured at amortized cost, this standard changes the current incurred loss impairment methodology to an expected loss methodology and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. In addition, entities may make a one-time irrevocable election on certain eligible financial instruments to elect fair value treatment on an instrument-by-instrument basis. Early adoption is permitted.	January 1, 2020	Cash equivalents, trade accounts receivable, unbilled revenue, and contract assets are within the scope of the new standard. We will make a one-time election to measure our cash equivalents at fair value. We analyzed our current methodology to recognize estimated credit losses and we will be making adjustments to our current methodology at adoption to meet the requirements of the new standard. These changes are not expected to have a material effect on our financial statements.
ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement	This update modifies the disclosure requirements on fair value measurements. Early adoption is permitted.	January 1, 2020	It is not expected that the adoption of this standard will have a material effect on our financial statements.
ASU 2019-01, Leases (Topic 842) Codification Improvements	This update addresses the determination of the fair value of the underlying asset by lessors that are not manufacturers or dealers, provides guidance for the presentation of the statement of cash flows for sales-type and direct financing leases, and clarifies transition disclosures related to the adoption of ASC 842.	January 1, 2020	It is not expected that the adoption of this standard will have a material effect on our financial statements.
ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans	This standard modifies the disclosure requirements related to defined benefit pension and other postretirement plans. Early adoption is permitted.	December 31, 2020	It is not expected that the adoption of this standard will have a material effect on our financial statements.
ASU 2019-12, Income Taxes (Topic 740) Simplifying the Accounting for Income Taxes	As part of FASB's Simplification Initiative, this standard amends ASC Topic 740 by removing certain exceptions to the general principles and clarifying and amending other current guidance.	January 1, 2021	We are in the process of evaluating the impact the adoption of this standard will have on our financial statements.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 2. REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company adopted ASU 2014-09, Revenue from Contracts with Customers (ASC 606) and subsequent ASUs clarifying the guidance on October 1, 2018, using the modified retrospective method of adoption. Under this approach, prior year results are not required to be restated. Adoption of this standard did not change the timing or pattern of revenue recognition and a cumulative-effect adjustment was not recorded upon adoption. As a result, comparative disclosures for operating results for calendar year 2018 is not applicable because implementing the new standard did not change the timing or pattern of revenue recognition.
The Company recognizes revenue from contracts with customers to depict the transfer of goods or services to customers at an amount it expects to be entitled to in exchange for those goods or services. Washington Gas sells natural gas and distribution services to residential, commercial, industrial and governmental customers through regulated tariff rates approved by regulatory commissions in the jurisdictions where it operates. Customers are billed monthly based on regular meter readings. Customer billings are based on two main components: (i) a fixed service fee and (ii) a variable fee based on usage. For customers who choose to purchase their natural gas from Washington Gas, the bill will include a usage based charge for the cost of the commodity. Revenue is recognized over time as the natural gas is delivered or as the service is performed. As meter readings are performed on a cycle basis, Washington Gas recognizes accrued revenue for any services rendered to its customers but not billed at month-end. The tariff sales are generally considered daily or “at-will” contracts as customers may cancel their service at any time (subject to notification requirements in the tariff), and revenue generally represents the amount Washington Gas is entitled to invoice. There are certain contracts that have terms of one year or longer. For these contracts, revenue is recognized based on the amount Washington Gas is entitled to bill the customer.
Customers have the choice to purchase natural gas from competitive service providers. Washington Gas charges the competitive service providers balancing fees to manage the natural gas transportation imbalances. Where regulations require, Washington Gas issues customers a consolidated bill to include the natural gas supplied by the competitive service providers and distribution of natural gas. Washington Gas recognizes revenue only for distribution services that it has provided to the customer, and the balancing fees for the services provided to the competitive service provider.
We disaggregate revenue by type of service. The following table disaggregates revenue for the calendar year ended December 31, 2019 and three months ended December 31, 2018:

Disaggregated Revenue by Type of Service
(In millions)	Calendar Year Ended December 31, 2019	Three Months Ended December 31, 2018
Revenue from contracts with customers
Gas and transportation sales
Gas sold and delivered	$975.8	$303.2
Gas delivered for others	270.7	74.3
Other	46.5	12.5
Other revenues	5.6	1.5
Total revenue from contracts with customers	$1,298.6	$391.5
Other sources of revenue
Revenue from alternative revenue programs (a)	$19.6	$9.1
Leasing revenue (b)	0.7	0.2
Other	11.8	1.3
Total revenue from other sources	32.1	10.6
Total Operating Revenue	$1,330.7	$402.1
(a) Washington Gas has determined that the Utility's RNA,WNA, and CRA billing adjustment mechanisms and APRPs are alternative revenue programs and accounted for under ASC Topic 980.
(b) For the calendar year ended December 31, 2019, revenue generated from Washington Gas lessor operating leases was accounted for under ASC Topic 842, Leases. For the three months ended December 31, 2018, revenue generated from Washington Gas lessor operating leases was accounted for under ASC Topic 840, Leases. See Note 3 — Leases for further information on leases.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Washington Gas accrues unbilled revenues for gas delivered, but not yet billed at the end of each accounting period due to our customer billing cycles. “Unbilled revenues” represent performance obligations that have been satisfied and to which Washington Gas has an unconditional right to payment, except for contract assets related to Washington Gas’ area-wide contract, which requires project acceptance by federal government for the right to payment to occur. At December 31, 2019 and 2018, contract assets of $44.2 million and $85.3 million, respectively, have been recorded for financed projects within “Unbilled revenues” on the balance sheets. Washington Gas did not have any contract liabilities at December 31, 2019 and 2018. The Company does not have transaction price amounts allocated to future performance obligations. The Company applies the practical expedient available under ASC Topic 606 and does not disclose information about the remaining performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts for which revenue is recognized at the amount to which the Company has the right to invoice for performance completed, and (iii) contracts with variable consideration that is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 3. LEASES

On January 1, 2019, the Company adopted ASU 2016-02, Leases (ASC Topic 842) and the following subsequent ASUs which amended the guidance: ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842, ASU 2018-10, Codification Improvements, and ASU 2018-11, Leases Targeted Improvements, and ASU 2018-20, Narrow-Scope Improvements for Lessors. The new leasing standard requires lessees to recognize a ROU asset and lease liability for leases classified as an operating lease. The significant effects of adopting this standard and the qualitative and quantitative disclosures required to enable users of the financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases are included in Note 1 — Accounting Policies and below.
Adoption of the new standard had a material impact on our balance sheets but did not have a material impact on our statements of operations. On January 1, 2019, the Company recorded ROU assets of $43.2 million (net of lease incentives and prepaid or deferred rent of $15.7 million), current lease liability of $2.8 million and non-current lease liability of $56.1 million related to our operating leases. The Company currently does not have finance leases. We elected to implement the new leasing standard retrospectively at the beginning of the period of adoption through a cumulative-effect adjustment. Under this approach, prior year results are not required to be restated and disclosures associated with prior periods are reported under ASC Topic 840.
Lessee Leases
The Company elected to use the transition practical expedient which allows an entity not to reassess whether any expired or existing contracts are, or contain, leases; the lease classification for any expired or existing leases; and the initial direct costs for any existing leases. The practical expedient also allows an entity not to reassess whether existing or expired land easements that were not previously accounted for as a lease under ASC Topic 840 was also elected. The Company elected not to separate lease and non-lease components for its building leases and has elected not to record a ROU asset and lease liability for short-term leases. Short-term leases are defined as leases with a term of 12 months or less at the commencement date, including extension options that are reasonably certain of being exercised, and do not include an option to purchase the underlying asset. Short-term lease costs for the period were not material.
Washington Gas has operating leases for our corporate headquarters and other corporate offices, communication tower space, and certain office equipment. Our leases have remaining lease terms from 1 to 22 years. Some of the leases include options to extend the lease terms for 1 to 5 years with prior written notice or automatically renew if either party does not provide intent to terminate. The leases generally have options to terminate with notice prior to the end of the lease term based on the contract terms. Refer to Note 16 — Related Party Transactions for discussion of leases with associated companies.
The following table provides our expected operating lease payments at December 31, 2019.

Maturity of Operating Lease Liabilities
(In millions)	December 31, 2019
2020	$6.0
2021	5.6
2022	5.5
2023	5.5
2024	5.6
Thereafter	46.3
Total lease payments	$74.5
Less: Interest	(15.0)
Present Value of Lease Liabilities	$59.5
Rent expense for the calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal years ended September 30, 2018 and 2017 was $5.2 million, $0.6 million, $5.8 million and $5.3 million, respectively.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
The following table provides supplemental cash flow information related to operating leases for the calendar year ended December 31, 2019.

Supplemental Cash Flow Information Related to Operating Leases
($ in millions)	Calendar Year Ended December 31, 2019
Cash paid for amounts included in the lease liabilities in the operating cash flows	$2.9
Operating lease cost (including variable lease costs of $1.9 million)	$7.1
Right-of-use assets obtained in exchange for new operating lease liabilities	$1.5
At December 31, 2019, the weighted average remaining lease term for operating leases was 13.3 years, and the weighted average discount rate was 3.32%.
Lessor Leases
The Company also has lessor leases for land, office space and communication tower space that are classified as operating leases. The accounting for these operating leases remained unchanged upon the adoption of ASC 842. Washington Gas has elected not to separate the lease and non-lease components for its building leases. Our leases have remaining lease terms ranging from less than a year to 81 years. Some of the leases include options to extend the lease terms for 1 to 5 years with prior written notice or automatically renew if the lessee does not provide intent not to renew. The leases generally have options to terminate the leases with notice prior to the end of the lease term based on the contract terms. The lease agreements do not contain material residual value guarantees.
The following table summarizes the future operating lease payments to be received associated with these leases.

Maturity of Operating Lease Payments(a)
(In millions)	December 31, 2019
2020	$0.9
2021	0.7
2022	0.7
2023	0.7
2024	0.6
Thereafter	57.8
Total lease payments	$61.4
(a) The payments are presented on an undiscounted basis
The property, plant and equipment associated with these leases are not material. For information on the lease income recognized during the period, see the Disaggregated Revenue by Type of Service table in Note 2 — Revenue from Contracts with Customers.
During the calendar year ended December 31, 2019, Washington Gas did not record any impairments related to our leased assets.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 4. REGULATED OPERATIONS

Washington Gas accounts for its regulated operations in accordance with ASC Topic 980. This standard includes accounting principles for companies whose rates are determined by independent third-party regulators. When setting rates, regulators may require us to record expense in different periods than may be appropriate for unregulated enterprises. When this occurs, Washington Gas defers the associated costs as assets (regulatory assets) on its balance sheet and records them as expenses on its statements of operations as it collects the revenues designed to recover these costs through customers’ rates. Further, regulators can also impose liabilities upon a company for gains previously realized or for amounts previously collected from customers for expenses expected to be incurred in the future (regulatory liabilities).
When Washington Gas files a request with certain regulatory commissions to modify customers’ rates, it may be permitted to charge customers new rates, subject to refund, until the regulatory commission renders a final decision on the amount of the authorized change in rates. During this interim period, Washington Gas records a provision for a rate refund regulatory liability based on the difference between the amount it collects in rates and the amount it expects to recover from a final regulatory decision. Similarly, Washington Gas periodically records provisions for rate refunds related to other transactions. Actual results for these regulatory contingencies are often difficult to predict and could differ significantly from the estimates reflected in the financial statements. Refer to Note 13 — Commitments and Contingencies for further discussion of regulatory matters and related contingencies.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
At December 31, 2019 and 2018, we recorded the following regulatory assets and liabilities on our balance sheets. These assets and liabilities will be recognized as revenues or expenses in future periods as they are reflected in customers’ rates.

Regulatory Assets and Liabilities
	Regulatory Assets		Regulatory Liabilities
	December 31,		December 31,
(In millions)	2019	2018	2019	2018
Current:
Gas costs due from/to customers(a)	$5.9	$5.6	$44.2	$46.9
Interruptible sharing(a)	2.1	0.4	0.3	1.7
Revenue normalization mechanisms for Maryland and Virginia(a)	—	—	4.0	3.6
Accelerated replacement recovery mechanisms(l)	1.9	—	0.3	3.8
Rates subject to refund(c)	—	—	31.1	—
Tax Cuts and Jobs Act rate refunds(d)	—	—	25.5	19.2
Total current	$9.9	$6.0	$105.4	$75.2
Deferred:
Accrued asset removal costs(m)	$—	$—	$254.4	$264.6
Deferred gas costs(a)(b)	98.7	141.6	—	—
Pension and other post-retirement benefits
Deferred pension costs — trackers(e)	—	5.7	—	—
ASC Topic 715 unrecognized costs/income(a)(f)
Pensions (o)	44.1	88.7	—	—
Other post-retirement benefits (o)	—	—	195.7	117.2
Total pension and other post-retirement benefits (o)	44.1	94.4	195.7	117.2
Other:
Income tax-related amounts due from/to customers(g)	26.0	41.6	400.6	427.2
Losses/gains on issuance and extinguishment of debt and interest-rate derivative instruments(a)(h)	13.9	15.0	1.2	1.3
Rights-of-way fees(a)	—	—	2.4	2.5
Business process outsourcing and related costs(a)	1.9	3.2	—	—
Non-retirement employee benefits(a)(i)	14.9	15.6	—	—
Deferred distribution integrity management (a)(j)	2.0	5.4	—	—
Recoverable portion of abandoned liquid natural gas facility(a)	2.3	2.7	—	—
Environmental response costs(a)(k)	7.0	5.8	—	—
Energy efficiency program-Maryland(n)	9.3	3.4	—	—
Other regulatory expenses	7.6	6.4	0.5	0.9
Total other	$84.9	$99.1	$404.7	$431.9
Total deferred	$227.7	$335.1	$854.8	$813.7
Total	$237.6	$341.1	$960.2	$888.9
(a)Washington Gas does not earn its overall rate of return on these assets. Washington Gas is allowed to recover and required to pay, using short-term interest rates, the carrying costs related to billed gas costs due from and to its customers in the District of Columbia and Virginia jurisdictions.
(b)Includes fair value of derivatives, which are not included in customer bills until settled.
(c)Represents estimated refunds related to customers billed at a higher rate during the interim period as part of the 2019 Virginia Rate Case.
(d)Represents amounts accrued for future refunds due to the Tax Cuts and Jobs Act of 2017. For a further discussion, see "Rates and Regulatory Matters" section of Management's Discussion Analysis and Note 9 — Income Taxes in the Notes to Financial Statements.
(e)Relates to the District of Columbia jurisdiction. The amortization of the regulatory tracker ended in 2019.
(f)Refer to Note 10 — Pension and Other Post-Retirement Benefit Plans for a further discussion of these amounts.
(g)This balance represents amounts due from customers for deferred tax liabilities related to tax benefits on deduction flowed directly to customers prior to the adoption of income tax normalization for ratemaking purposes and to tax rate changes including the latest reduction as a result of the Tax Act.
(h)The losses or gains on the issuance and extinguishment of debt and interest-rate derivative instruments include unamortized balances from transactions executed in prior fiscal years. These transactions create gains and losses that are amortized over the remaining life of the debt as prescribed by regulatory accounting requirements.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
(i)Represents the timing difference between the recognition of workers compensation and short-term disability costs in accordance with generally accepted accounting principles and the recovery of these costs through rates.
(j)This balance represents amounts for deferred expenditures associated with Washington Gas’ Distribution Integrity Management Program (DIMP) in Virginia.
(k)This balance represents allowed environmental remediation expenditures at Washington Gas sites to be recovered through rates for Maryland and the District of Columbia. The recovery period is over several years.
(l)Balance represents amounts deferred over collections or under collections of surcharges associated with Washington Gas' accelerated pipeline recovery programs in the District of Columbia, Maryland and Virginia compared the amounts reflected in revenues.
(m)Refer to Note 1 — Accounting Policies for a further discussion of these amounts.
(n)Balance represents amounts for costs incurred associated with Washington Gas' participation in the energy conservation and efficiency program EmPOWER in Maryland that are recovered from customer over time.
(o) Regulatory assets and liabilities related to Pension and Other post-retirement benefits were adjusted due to the change in accounting principle we made during the third quarter of 2020. We have retrospectively applied this change in accounting principle to all applicable prior period financial information presented herein as required. Refer to Note 1 — Accounting Policies for further discussion.

As required by ASC Topic 980, Washington Gas monitors its regulatory and competitive environment to determine whether the recovery of its regulatory assets remains probable. If Washington Gas were to determine that recovery of these assets is no longer probable, it would write off the assets against earnings. We have determined that ASC Topic 980 continues to apply to our regulated operations. During the calendar year ended December 31, 2019, Washington Gas recorded a $2.0 million write down of the regulatory asset related to our distribution integrity management program based on the HE’s recommendations and Commission's Final Order related to Virginia rate case (Refer to Note 13 — Commitments and Contingencies for further discussion on the Virginia Rate case). During the three months ended December 31, 2018, Washington Gas recorded a $2.5 million write down to the regulatory asset associated with business process outsourcing costs, which was disallowed as a result of the Maryland Rate Case.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 5. ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

The table below provides details for the amounts included in “Accounts payable and other accrued liabilities” on the balance sheets.

(In millions)	December 31, 2019	December 31, 2018
Accounts payable — trade	$154.3	$228.9
Employee benefits and payroll accruals	39.2	28.0
Wages payable	22.2	22.6
Accrued interest	17.3	14.5
Other accrued liabilities	34.4	31.5
Total	$267.4	$325.5

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 6. SHORT-TERM DEBT

Washington Gas satisfies the short-term financing requirements through the sale of commercial paper, financing arrangements with third-party lenders, or through bank borrowings. Due to the seasonal nature of our operations, short-term financing requirements can vary significantly during the year. Revolving credit agreements are maintained to support outstanding commercial paper and to permit short-term borrowing flexibility. The policy of Washington Gas is to maintain bank credit facilities in amounts equal to or greater than the expected maximum commercial paper position.
Credit Facility
On July 19, 2019, Washington Gas entered into an amended and restated senior unsecured revolving credit facility with a term of five years, plus two one-year extension options, available with the bank group’s approval. The Credit Facility amended and restated Washington Gas’ prior $350 million credit facility and permits Washington Gas to borrow up to $450 million with an option to increase the facility by an additional $100 million, with the bank group’s approval, for a total potential maximum borrowing of $550 million. Washington Gas incurs Credit Facility fees, which in some cases are based on the long-term debt ratings of Washington Gas. If the long-term debt ratings were downgraded below certain levels, Washington Gas would be required to pay higher fees. There are five different levels of fees. Under the terms of the Credit Facility, the lowest level facility fee is 0.06% and the highest is 0.175%. The interest rate of loans made under the Credit Facility will be a fluctuating rate per annum that is set using certain parameters at the time each loan is made.
The following is a summary of committed credit available at December 31, 2019 and 2018.

Committed Credit Available
(In millions)	December 31, 2019	December 31, 2018
Committed credit agreements
Unsecured revolving credit facility	$450.0	$350.0
Less: Commercial Paper outstanding (a)	(400.0)	(296.0)
Net committed credit available	$50.0	$54.0
Weighted average interest rate	2.04%	2.93%
(a) The amount presents principal amount of commercial paper.
At December 31, 2019 and 2018, there were no outstanding bank loans from Washington Gas’ revolving credit facilities.
Under the terms of the Credit Facility, the ratio of financial indebtedness to total capitalization may not exceed 0.65 to 1.0 (65.0%). At December 31, 2019 and 2018, Washington Gas' ratios of consolidated financial indebtedness to consolidated total capitalization was 52% and 47%, respectively. In addition, Washington Gas is required to inform lenders of changes in corporate existence, financial conditions, litigation and environmental warranties that might have a material adverse effect. Failure to inform the lenders’ agent of these material changes might constitute default under the agreements. Should Washington Gas fail to pay principal or interest when due on any other indebtedness, such failure may be deemed to constitute a default. Such defaults, if not remedied, could lead to suspension of further loans and/or acceleration in which obligations become immediately due and payable. At December 31, 2019 and 2018, Washington Gas was in compliance with all of the covenants under its Credit Facility.
Commercial Paper
Total commercial paper recorded was $399.5 million and $296.0 million at December 31, 2019 and 2018, respectively. In December 2019, we classified $100.0 million commercial paper balance as "Long-term debt" on Washington Gas' balance sheets due to its ability and intent to refinance these balances on a long-term basis. Accordingly, $299.5 million of commercial paper remained in “Note payable and project financing” at December 31, 2019.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Project Financing
Washington Gas previously obtained third-party project financing on behalf of the federal government to provide funds for the construction of certain energy management services projects entered under Washington Gas’ area-wide contract resulting in a project financing obligation recorded in “Notes payable and project financing” on the balance sheet. As the construction work was performed, Washington Gas established a contract asset in “Unbilled revenue” representing the government’s obligation to remit principal and interest, and recorded a “Payable to associated company” to WGL Energy Systems for the construction work performed for the same amount. WGL Energy Systems now directly obtains third-party project financing for energy management services projects with the federal government under Washington Gas’s area-wide contract. As work is performed, Washington Gas establishes a contract asset in “Unbilled revenue” representing the government’s obligation to remit principal and interest and records a “Payable to associated company” to WGL Energy Systems for the construction work performed for the same amount.
At December 31, 2019, Washington Gas recorded $44.2 million of contract assets in “Unbilled revenues” and a $44.2 million payable to WGL Energy Systems in “Payables to associated companies,” respectively, for energy management services projects financed by WGL Energy Systems that were not complete. There was no project financing obligation on Washington Gas’ balance sheet at December 31, 2019.
At December 31, 2018, Washington Gas recorded $85.3 million of contract assets in "Unbilled revenues", $15.5 million in a corresponding short-term obligation to third-party lenders in "Notes payable and project financing", and $69.7 million obligation to WGL Energy Systems in "Payables to associated companies" for energy management services projects that were not complete.
In October 2018, WGL Energy Systems repaid $53.0 million drawn by Washington Gas from a third-party lender for a specific project that the lender demanded repayment for due to delays in achieving final acceptance from the federal government agency customer. The $53.0 million was included in "Payables to associated companies" on Washington Gas' balance sheets at December 31, 2018. In February 2019, WGL sold the receivables, and accordingly, Washington Gas reversed the associated amount in “Payables to associated companies” and “Unbilled revenue” on its balance sheets.
Washington Gas did not record a corresponding reserve for bad debts related to these contract assets at December 31, 2019 and 2018, based on our previous collection experience with receivables that have been financed for government agencies with minimal credit risk.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 7. LONG-TERM DEBT

First Mortgage Bonds
The Mortgage of Washington Gas dated January 1, 1933 (Mortgage), as supplemented and amended, securing any First Mortgage Bonds (FMBs) it issues, constitutes a direct lien on substantially all property and franchises owned by Washington Gas, other than a small amount of property that is expressly excluded. At December 31, 2019 and 2018, Washington Gas had no debt outstanding under the Mortgage. Any FMBs that may be issued in the future will represent indebtedness of Washington Gas.
Shelf Registration
At December 31, 2019, Washington Gas had remaining capacity under a shelf registration statement that was filed in May 2018 to issue up to $425.0 million of additional medium-term notes (MTN's).
Unsecured Notes
Washington Gas issues long-term debt that are unsecured long-term notes in the form of MTNs and private placement notes with individual terms regarding interest rates, maturities and call or put options. These notes can have maturity dates of one or more years from the date of issuance.
The indenture for the unsecured MTNs and the note purchase agreement for the private placement notes provide that Washington Gas will not issue any FMBs under its Mortgage without securing all MTNs and the private placement notes with the Mortgage.
Certain of Washington Gas’ outstanding MTNs and private placement notes have a make-whole call feature that pays the holder a premium based on a spread over the yield to maturity of a U.S. Treasury security having a comparable maturity if that particular note were to be called by Washington Gas before its stated maturity date. With the exception of this make-whole call feature, Washington Gas is not required to pay call premiums for calling debt prior to the stated maturity date.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
The following table shows the outstanding notes with maturities in calendar years at December 31, 2019 and 2018.

Long Term Debt Outstanding
($ In millions)	December 31, 2019	December 31, 2018

Washington Gas Unsecured Notes
Due 2019, 4.76%	$—	$50.0
Due 2023, 6.65%	20.0	20.0
Due 2025, 5.44%	40.5	40.5
Due 2026, 6.62% to 6.82%	53.0	53.0
Due 2027, 6.40% to 6.57%	72.0	72.0
Due 2028, 6.57% to 6.85%	52.0	52.0
Due 2030, 7.50%	8.5	8.5
Due 2036, 5.70% to 5.78%	50.0	50.0
Due 2040, 5.21%	75.0	75.0
Due 2043, 5.00%	75.0	75.0
Due 2044, 4.22% to 4.24%	150.0	150.0
Due 2046, 3.80%	450.0	450.0
Due 2049, 3.65%	300.0	—
Commercial Paper due in various years (c)	$100.0	$—
Total Long-Term Debt(a)	$1,446.0	$1,096.0
Unamortized discount	(4.3)	(2.9)
Unamortized debt expense	(10.8)	(8.1)
Less—current maturities	—	50.0
Total Long-Term Debt	$1,430.9	$1,035.0
Weighted average interest rate(b)	4.52%	4.77%
(a) Includes MTNs and private placement notes. The amount represents face value of long-term debt including current maturities.
(b) Weighted average interest rate is for the Washington Gas unsecured notes including current maturities.
(c) In December 2019, we classified $100.0 million commercial paper balance as "Long-term debt" on Washington Gas' balance sheets due to its ability and intent to refinance these balances on a long-term basis. Refer to Note 6 - Short-term debt for discussion on the credit facility.
The following table shows the issuances and retirements of Washington Gas' unsecured notes for the calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal year ended September 30, 2017. There were no issuances or retirements during the fiscal year ended September 30, 2018.

Washington Gas' Unsecured Notes Issuances and Retirements
(In millions)	Principal(a)(c)	Interest Rate(b)	Effective Cost(b)	Nominal Maturity Date
Calendar Year Ended December 31, 2019
Issuances:
09/13/2019	$300.0	3.65%	3.72%	9/15/2049
Retirements:
11/1/2019	$50.0	4.76%	4.76%	11/1/2019
Three Months Ended December 31, 2018
Retirements:
12/05/2018	$50.0	7.46%	7.46%	12/5/2018
Fiscal Year ended September 30, 2017
Issuances:
9/18/2017	$200.0	3.80%		9/15/2046
(a)Represents face amount of notes.
(b) Represents the interest rate and effective cost at the trade date of the debt.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
On September 13, 2019, Washington Gas issued medium-term notes with an aggregate principal amount of $300 million and 3.65% fixed interest rate that are due in September 2049. The interest will be paid semi-annually in March and September of each year. The notes have a make-whole call provision at a U.S. Treasury rate plus 25 basis points prior to March 15, 2049, and then are callable at par after March 15, 2049.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 8. PREFERRED STOCK

On December 20, 2019, Washington Gas redeemed all outstanding shares of its preferred stock for the respective call price per share for a total amount of $28.7 million, plus all accrued and unpaid dividends. A loss of $0.6 million was recorded in "Loss on preferred stock extinguishment" on Washington Gas' statements of operations. The following table lists Washington Gas' three series of preferred stock including the call price at which they were redeemed. The redemption was funded primarily through borrowings in the commercial paper program. Following the redemption, Washington Gas no longer pays quarterly preferred stock dividends. Since Washington Gas’ preferred shares had voting rights, as a result of this redemption, Washington Gas became an indirect wholly-owned subsidiary of AltaGas.

Preferred Stock
		Liquidation Preference
Preferred		Per Share		Call Price
Series	Shares	Involuntary	Voluntary	Per Share
$4.80	150,000	$100	$101	$101
$4.25	70,600	$100	$105	$105
$5.00	60,000	$100	$102	$102

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements

NOTE 9. INCOME TAXES

Through July 6, 2018 and prior to the Merger with AltaGas, WGL and its wholly owned subsidiaries filed a consolidated federal income tax return and various state income tax returns where they had a business presence. WGL and each of its subsidiaries participated in a tax sharing agreement that apportioned the consolidated tax among the subsidiaries on the separate return method.
Effective with the Merger and beginning July 7, 2018, our tax year end changed to December 31 and Washington Gas was included with AltaGas’ wholly owned US subsidiaries’ consolidated income tax return with AltaGas Services (U.S.), (ASUS) being the parent company of the consolidated group. Accordingly, Washington Gas filed a final return as part of the WGL's consolidated income tax return for the short tax year from October 1, 2017 to July 6, 2018. WGL and its wholly owned subsidiaries were included in the AltaGas' consolidated income tax returns beginning with the period from July 7, 2018 to December 31, 2018. We have established a new tax sharing policy with ASUS that allocates consolidated tax liabilities and benefits using a ratio determined by the separate taxable income for each member applied to the consolidated return tax liability of the group. Income taxes recorded for the period October 1, 2017 through July 6, 2018 were based on amounts we incurred as standalone corporations. State income tax returns are filed on a separate company basis in most states and on a unitary basis as required, where we or the consolidated ASUS group have operations and/or a requirement to file.
At December 31, 2019, Washington Gas recorded $5.5 million receivable and $0.6 million payable with associate companies under the ASUS tax sharing policy. The amounts were recorded in "Receivable from associated companies" and "Payable to associated companies" on Washington Gas' balance sheets.
Impact of US Federal Income Tax Reform of 2017
On December 22, 2017, the Tax Act was signed into law. As of December 31, 2018, Washington Gas has completed its assessment of the accounting for applicable effects of the Tax Act and recorded the following measurement period adjustments in accordance with SEC Staff Accounting Bulletin 118 (SAB 118).
Bonus depreciation: Under the Tax Act, regulated public utility property is ineligible for bonus depreciation and is depreciated under the Modified Accelerated Cost Recovery System (MACRS) while non-utility property is eligible for 100% bonus depreciation. In accordance with the August 8, 2018 proposed depreciation regulations and the transitional rule above, an amount of $86.2 million of additional depreciation deduction for the short period ended July 6, 2018 was recorded in the fiscal year ended September 30, 2018. We recognized an additional $17.4 million of bonus eligible assets for the three months ended December 31, 2018.
Decrease in regulated revenues: In January 2018, Washington Gas filed applications for approval to reduce the distribution rates it charges customers in Maryland, Virginia and the District of Columbia to reflect the impact of the Tax Act. These applications proposed to reduce rates in these jurisdictions by a combined amount of $41.2 million annually, until base rates are reestablished in a separate rate proceeding. As described further below, the portion of this reduction in regulated revenues represented by the re-measurement of deferred tax assets and liabilities was recorded as a net regulatory liability under ASC 980, Regulated Operations. The net regulatory liability recorded is the amount we considered probable of regulatory treatment and refunded to customers in future periods. In addition, a portion of this reduction in regulated revenues relates to the federal tax expense at the new federal rate of 21% included in current base rates, effective January 1, 2018. For the three months ended December 31, 2018, the revenues were lowered by an additional $13.7 million. For the fiscal year ended September 30, 2018, revenues were lowered by $27.5 million to reflect the regulatory impact of the Tax Act.
Uncertain tax position: For the fiscal year ended September 30, 2018, the re-measurement of Washington Gas’ uncertain tax position related to temporary difference associated with repairs expense was a decrease in the amount of $14.8 million. Generally, a reserve for uncertain tax benefits related to prior years would not be re-measured if the tax exposure related to prior years where the federal income tax rate was 35%. However, Washington Gas' reserve for uncertain tax benefits relates solely to repair deductions for which the tax consequence of any disallowed deductions related to these temporary differences is expected to be prospective only. For the three months ended December 31, 2018, there was no additional impact recognized associated with re-measurement.
Re-measurement of deferred tax assets and liabilities: Under ASC Topic 740, the tax rate used to measure deferred tax assets and liabilities are the tax rates expected to be in place when the liability is expected to be ultimately settled or the asset recovered. We re-measured deferred tax balances as of September 30, 2017. The re-measurement of our deferred tax assets and liabilities includes the impact on our cumulative prior year deferred tax asset net operating loss (DTA NOL), investment tax credit and related attributes and deferred taxes associated with our benefit plans.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
As of September 30, 2018, the effect of the re-measurement at a federal tax rate of 21% resulted in a net decrease in deferred tax liabilities in the amount of $421.7 million, including net tax gross-up, primarily related to the impact on plant-related deferred tax liabilities. The re-measurement of deferred tax assets not associated with rate-making were recorded as income tax expense of $7.0 million.
Under ASC Topic 980, we recorded a regulatory liability for excess deferred income taxes of $431.0 million including tax gross-up for the fiscal year ended September 30, 2018. Included in this amount. we recorded a decrease for flow-through depreciation related items and an increase for the re-measurement of non-plant excess deferred taxes (including the net operating loss carryforward deferred tax asset). These adjustments both included the appropriate tax gross-up.
For the three months ended December 31, 2018, the final re-measurement implementation resulted in a net increase in deferred tax liabilities in the amount of $5.9 million, including net tax gross-up, and an increase to income tax expense of $1.2 million.
For the three months ended December 31, 2018, under ASC Topic 980, we reduced the net regulatory liability for excess deferred income taxes of $6.1 million including tax gross-up.
For the fiscal year ended September 30, 2018, the Company had cumulative taxable losses, and as a result, the Company recorded its deferred tax liabilities at a federal rate of 21% because all amounts will reverse in future years when the rate is expected to be 21%.
Components of Income Tax Expense or Benefit
The following tables provide the components of income tax expenses for the calendar year ended December 31, 2019, three months ended December 31, 2018, and for fiscal years ended September 30, 2018 and 2017.

Components of Income Tax Expense (Benefit)
	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
(In thousands)	2019	2018	2018	2017
Current:
Federal	$—	$—	$—	$1,722
State	—	—	1,274	1,283
Total current	—	—	1,274	3,005
Deferred:
Federal	11,496	8,746	(35,668)	66,106
State	7,245	(1,110)	10,107	13,479
Total deferred(a)(b)	18,741	7,636	(25,561)	79,585
Amortization of investment tax credits	(658)	(165)	(702)	(751)
Total income tax expense (benefit)	$18,083	$7,471	$(24,989)	$81,839
(a) Includes tax expense of $1.2 million and $7.0 million related to re-measurement of deferred income taxes for three months ended December 31, 2018 and the fiscal year ended September 30, 2018, respectively.
(b)The amounts were adjusted due to the change in accounting principle we made during the third quarter of 2020. We have retrospectively applied the change in accounting principle to all applicable prior period financial information presented herein as required. Refer to Note 1 — Accounting Policies for further discussion.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Rate Reconciliation
The effective income tax rate from continuing operations varies from the U.S. Federal statutory rate principally due to the following:

Reconciliation Between the Statutory Federal Income Tax Rate and Effective Tax Rate
	Calendar Year Ended December 31,		Three Months Ended December 31,		Fiscal Years Ended September 30,
(In thousands)	2019		2018		2018		2017
Income taxes at statutory federal income tax rate(a)	24,189	21.00%	11,670	21.00%	(10,319)	21.00%	76,767	35.00%
Increase (decrease) in income taxes resulting from:
Plant basis differences	699	0.61	(4,261)	(7.67)	1,079	(2.20)	2,213	1.01
Allowance for funds used during construction	—	—	(520)	(0.94)	(70)	0.14	(291)	(0.13)
Amortization of investment tax credits	(658)	(0.57)	(165)	(0.30)	(703)	1.43	(751)	(0.34)
Amortization of excess deferred taxes	(18,020)	(15.64)	(2,431)	(4.37)	(9,798)	19.94	(196)	(0.09)
Cost of removal	5,837	5.07	(28)	(0.05)	(1,561)	3.18	(2,944)	(1.34)
State income taxes-net of federal benefit	6,259	5.43	2,665	4.80	(2,492)	5.07	9,778	4.46
Re-measurement	—	—	1,243	2.23	7,031	(14.31)	—	—
ASU 2016-09 adoption	—	—	—	—	(3,223)	6.56	—	—
Return to provision adjustment	(1,666)	(1.45)	—	—	(4,669)	9.50	(4,859)	(2.22)
Compensation Limitation under 162(m) and 280G	1,032	0.90	—	—	—	—	—	—
Other items-net	411	0.35	(702)	(1.26)	(264)	0.54	2,122	0.96
Total income tax expense (benefit) and effective tax rate	$18,083	15.70%	$7,471	13.44%	$(24,989)	50.85%	$81,839	37.31%
(a)As a result of the merger with AltaGas, Washington Gas is subject to two separate short periods and accompanying returns. The first period through July 6, 2018 is subjected to a higher, blended federal statutory tax rate. Due to the net operating loss for federal tax purposes through September 30, 2018, all the year activity is ultimately taxed at 21%. As such, for presentational purposes, we applied a 21% rate to the entire fiscal year 2018 activity.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Components of accumulated deferred income tax assets and liabilities
The following table provides the components of accumulated deferred income tax assets (liabilities) for Washington Gas at December 31, 2019 and 2018, and September 30, 2018.

Components of Accumulated Deferred Income Tax Assets (Liabilities)
(In thousands)	December 31, 2019	December 31, 2018
Deferred income tax assets:
Pensions (a)	$15,718	$23,574
Uncollectible accounts	4,856	1,680
Inventory overheads	3,504	4,088
Employee compensation and benefits	30,461	40,960
Derivatives	6,522	8,737
Income taxes recoverable through future rates	130,946	96,256
Net operating loss	132,774	84,674
Total assets	324,781	259,969
Deferred income tax liabilities:
Other post-retirement benefits (a)	88,031	64,625
Accelerated depreciation and other plant related items	691,134	636,196
Losses/gains on reacquired debt	499	571
Deferred gas costs	9,831	14,928
Other	3	1,037
Total liabilities	789,498	717,357
Net accumulated deferred income tax assets (liabilities)	$(464,717)	$(457,388)
(a) The amounts were adjusted due to the change in accounting principle we made during the third quarter of 2020. We have retrospectively applied the change in accounting principle to all applicable prior period financial information presented herein as required. Refer to Note 1 — Accounting Policies for further discussion.
The Company’s net operating losses generated through December 31, 2019 have expiration dates beginning in 2033. The Company's net operating losses will be utilized under the settlement of the tax sharing policy with affiliated companies.
Tabular Reconciliation of Unrecognized Tax Benefits
The following table summarizes the change in unrecognized tax benefits during calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal years of 2018 and 2017, and our total unrecognized tax benefits at the periods under the provisions of ASC Topic 740:

Unrecognized Tax Benefits
	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
(In thousands)	2019	2018	2018	2017
Total unrecognized tax benefits at beginning of the periods	$35,906	$43,567	$48,009	$42,283
Increases resulting from current period tax positions	—	2,574	10,947	10,766
Decreases resulting from prior period tax positions	(9,447)	(10,235)	(15,389)	(5,040)
Total unrecognized tax benefits at end of the periods	$26,459	$35,906	$43,567	$48,009

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
During the calendar year ended December 31, 2019, the three months ended December 31, 2018 and the fiscal year ended September 30, 2018, the unrecognized tax benefits for Washington Gas decreased by approximately $9.4 million, $7.7 million and $4.4 million, respectively, relating to uncertain tax positions, primarily due to the change in tax accounting for repairs and closed periods. If the amounts of unrecognized tax benefits are eventually realized, it would not materially impact the effective tax rate. It is reasonably possible that the amount of the unrecognized tax benefit with respect to some of Washington Gas’ uncertain tax positions will significantly increase or decrease in the next 12 months, if the IRS were to finalize and issue its proposed revenue procedure for gas distribution repair deductions.
Amounts of Interest and Penalties Recognized
Washington Gas recognizes any accrued interest associated with uncertain tax positions in interest expense and recognizes any accrued penalties associated with uncertain tax positions in other expenses in the statements of income. During the calendar year ended December 31, 2019, three months ended December 31, 2018 and the fiscal years ended September 30, 2018 and 2017, there were no accrued interest expense or penalties associated with uncertain tax positions.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 10. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

Washington Gas maintains a qualified, trusteed, non-contributory defined benefit pension plan (qualified pension plan) covering most active and vested former employees of Washington Gas and certain employees of WGL subsidiaries. The non-contributory defined benefit pension plan is closed to all employees hired on or after January 1, 2010 and instead employees are eligible to receive supplemental contributions to their defined-contribution savings plan.
Several executive officers of Washington Gas also participate in a defined benefit supplemental executive retirement plan (DB SERP), a non-qualified pension plan. The DB SERP was closed to new entrants beginning January 1, 2010 and instead, executive officers are eligible to participate in a defined contribution SERP (DC SERP). In addition, effective January 1, 2010, Washington Gas established a non-funded defined benefit restoration plan (DB restoration) for the purpose of providing supplemental pension and pension-related benefits to a select group of management employees. There are rabbi trusts associated with the DB SERP and DB restoration plans that were funded pursuant to the Merger Agreement. The rabbi trusts can be used to make payments to the participants or the payments can be made from operating funds. At December 31, 2019, the rabbi trust balance associated with these two plans were $40.0 million, of which $19.5 million was recorded in “Current Assets-Other” and $20.5 million was recorded in “Deferred Charges and Other Assets - Other”, along with other rabbi trust balances. Washington Gas accounts for the qualified pension plan, DB SERP and DB restoration plans under the provisions of ASC Topic 715, Compensation-Retirement Benefits.
Washington Gas offers defined-contribution savings plans to all eligible employees. These plans allow participants to defer on a pre-tax or after-tax basis, a portion of their salaries for investment in various alternatives. We made matching contributions of $5.2 million, $1.1 million, $5.0 million, and $4.6 million during the calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal years ended September 30, 2018 and 2017, respectively. All employees not earning benefits in the qualified pension plan receive an employer provided supplemental contribution ranging from 4% to 6% depending on years of service. Total supplemental contributions to the plans were $3.2 million, $0.7 million, $2.7 million, and $2.2 million during the calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal years ended September 30, 2018 and 2017, respectively.
Washington Gas provides certain healthcare and life insurance benefits for retired employees of Washington Gas and certain employees of WGL subsidiaries. Substantially all employees of Washington Gas may become eligible for such benefits if they attain retirement status while working for Washington Gas. For eligible retirees and dependents not yet receiving Medicare benefits, Washington Gas provides medical, prescription drug and dental benefits through the Washington Gas Light Company Retiree Medical Plan (Retiree Medical Plan). For Medicare-eligible retirees age 65 and older, eligible retirees and dependents participate in a special tax-free Health Reimbursement Account plan (HRA plan) effective January 1, 2015. Participating retirees and dependents receive an annual subsidy to help purchase supplemental medical, prescription drug and dental coverage in the marketplace as well as additional reimbursement for catastrophic prescription drug costs. Washington Gas accounts for healthcare and life insurance benefits under the provisions of ASC Topic 715.
On September 25, 2015, the Retiree Medical Plan was amended to limit the aggregate cost of applicable employer-sponsored coverage, thereby avoiding the 40% excise tax enacted by the Patient Protection and Affordable Care Act of 2010. The resolution, which was effective September 30, 2015 applies to plan years beginning on or after January 1, 2018.
Almost all costs associated with Washington Gas’ defined benefit post-retirement plans have historically been, and are expected to be, recovered through Washington Gas’ rates. Therefore, in accordance with ASC Topic 980 and ASC Topic 715, Washington Gas established a regulatory asset/liability for the substantial majority of the unrecognized costs/income associated with its defined benefit post-retirement plans. To the extent these amounts will not be recovered through Washington Gas’ rates, they are recorded directly to “Accumulated other comprehensive loss, net of taxes.”
Change in Accounting Principle
During the third quarter of 2020, Washington Gas made a voluntary change in accounting principle for calculating the MRVA used in the determination of net periodic pension and other post-retirement benefit plan costs. The effect of the change on pension and other post-retirement plans has been adjusted to the periods presented herein. Refer to Note 1— Accounting Policies for further discussion.
Obligations and Assets
Washington Gas uses a measurement date of December 31 for its pension and retiree health care and life insurance benefits plans upon the changing of fiscal years in 2018. Previously, Washington Gas used a measurement date of September 30. The following table provides certain information about Washington Gas’ post-retirement benefits:

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements

Post-Retirement Benefits
	Pension Benefits(a)				Health and Life Benefits
	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,		Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
(In millions)	2019	2018	2018	2017	2019	2018	2018	2017
Change in projected benefit obligation(b)
Benefit obligation at beginning of period	$971.8	$989.8	$1,047.5	$1,069.3	$277.9	$283.3	$309.0	$324.3
Service cost	12.3	3.0	14.9	16.5	5.0	1.3	5.3	5.8
Interest cost	41.2	10.6	39.6	38.4	11.9	3.0	11.7	11.7
Change in plan benefits	0.2	0.2	—	—	—	—	—	1.1
Actuarial loss (gain)	103.6	(17.3)	(65.2)	(28.2)	(12.3)	(6.2)	(28.7)	(18.9)
Plan participants' contribution	—	—	—	—	1.6	0.9	1.9	1.8
Settlements	(19.4)	—	—	—	—	—	—	—
Benefits paid	(50.6)	(14.5)	(47.0)	(48.5)	(15.8)	(4.4)	(15.9)	(16.8)
Other	0.8	—	—	—	0.9	—	—	—
Projected benefit obligation at end of period(b)	$1,059.9	$971.8	$989.8	$1,047.5	$269.2	$277.9	$283.3	$309.0
Change in plan assets
Fair value of plan assets at beginning of period	$807.0	$863.9	$872.5	$850.0	$528.8	$569.3	$540.5	$505.0
Actual return on plan assets	176.7	(42.3)	38.8	68.6	123.4	(32.0)	43.0	48.1
Company contributions	21.5	0.4	1.8	4.4	—	1.3	5.0	8.2
Plan participants' contribution	—	—	—	—	1.6	0.9	1.9	1.8
Settlements	(19.4)	—	—	—	—	—	—	—
Expenses	—	(0.5)	(2.2)	(2.0)	—	(6.3)	(5.2)	(5.8)
Benefits paid	(50.6)	(14.5)	(47.0)	(48.5)	(15.8)	(4.4)	(15.9)	(16.8)
Fair value of plan assets at end of period	$935.2	$807.0	$863.9	$872.5	$638.0	$528.8	$569.3	$540.5
Funded status at end of period	(124.7)	(164.8)	(125.9)	(175.0)	368.8	250.9	286.0	231.5
Allocation to affiliates	(0.8)	(1.6)	(1.3)	(1.7)	2.3	1.4	1.7	1.2
Adjusted funded status at end of period	$(123.9)	$(163.2)	$(124.6)	$(173.3)	$366.5	$249.5	$284.3	$230.3
Total amounts recognized on balance sheet
Non-current asset	$—	$—	$—	$—	$366.5	$249.5	$284.3	$230.3
Current liability	(19.6)	(20.2)	(20.2)	(6.5)	—	—	—	—
Non-current liability	(104.3)	(143.0)	(104.4)	(166.8)	—	—	—	—
Total recognized	$(123.9)	$(163.2)	$(124.6)	$(173.3)	$366.5	$249.5	$284.3	$230.3
(a)The DB SERP and DB Restoration, included in pension benefits in the table above, does not include the amounts funded in rabbi trust.
(b)For the Health and Life Benefits, the change in projected benefit obligation represents the accumulated benefit obligation.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
The following table provides the projected benefit obligation (PBO) and accumulated benefit obligation (ABO) for the qualified pension plan, DB SERP and DB Restoration at December 31, 2019 and 2018.

Projected and accumulated benefit obligation
	Qualified Pension Plan		DB SERP		DB Restoration
	December 31,		December 31,		December 31,
(In millions)	2019	2018	2019	2018	2019	2018
Projected benefit obligation	$1,002.3	$906.2	$52.3	$61.5	$5.4	$4.1
Accumulated benefit obligation	$943.2	$847.1	$52.3	$59.8	$4.8	$3.2

Amounts Recognized in Regulatory Assets/Liabilities and Accumulated Other Comprehensive Income (Loss)
The following table provides amounts recorded to regulatory assets, regulatory liabilities and accumulated other comprehensive loss (income) at December 31, 2019 and 2018:

Unrecognized Costs/Income Recorded on the Balance Sheet
	Pension Benefits		Health and Life Benefits
	December 31,		December 31,
(In millions)	2019	2018	2019	2018
Actuarial net loss (gain)	$60.1	$104.4	$(133.1)	$(21.6)
Prior service cost (credit)	1.0	1.0	(87.0)	(102.8)
Total(a)	$61.1	$105.4	$(220.1)	$(124.4)
Regulatory asset (liability)	$44.1	$88.7	$(195.7)	$(116.9)
Pre-tax accumulated other comprehensive loss (income)(b)	16.8	16.3	(23.0)	(6.7)
Total	$60.9	$105.0	$(218.7)	$(123.6)
(a)Pension benefits include amounts allocated to affiliates of $0.2 million and $0.4 million at December 31, 2019 and 2018, respectively; Health and Life Benefits includes amounts allocated to affiliates of $1.4 million and $0.8 million at December 31, 2019 and 2018, respectively.
(b)The total amount of accumulated other comprehensive income recorded on our balance sheet at December 31, 2019 is net of an income tax expense of $1.6 million; The total accumulated other comprehensive loss recorded on our balance sheet at December 31, 2018 is net of an income tax benefit of $2.5 million.

The following table provides amounts that are included in regulatory assets/liabilities and accumulated other comprehensive loss associated with our unrecognized pension and other post-retirement benefit costs that were recognized as components of net periodic benefit cost before allocations to affiliates and capital during the calendar year ended December 31, 2019.

Amounts Recognized During the Calendar Year Ended December 31, 2019
	Regulatory assets/liabilities		Accumulated other comprehensive income (loss)
(In millions)	Pension Benefits	Health and Life Benefits	Pension Benefits	Health and Life Benefits
Actuarial net loss	$6.1	$—	$1.8	$—
Prior service cost (credit)	0.1	(15.0)	0.2	(0.7)
Total	$6.2	$(15.0)	$2.0	$(0.7)
The following table provides amounts that are included in regulatory assets/liabilities and accumulated other comprehensive loss associated with our unrecognized pension and other post-retirement benefit costs that are expected to be recognized as components of net periodic benefit cost before allocations to affiliates during 2020.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements

Amounts to be Recognized During Calendar Year 2020
	Regulatory assets/liabilities		Accumulated other comprehensive income (loss)
(In millions)	Pension Benefits	Health and Life Benefits	Pension Benefits	Health and Life Benefits
Actuarial net loss (gain)	$6.5	$(1.9)	$4.3	$(0.3)
Prior service cost (credit)	0.1	(12.2)	0.2	(1.4)
Total	$6.6	$(14.1)	$4.5	$(1.7)
Additionally, Washington Gas expects partial settlements of the DB SERP to occur in the first and third quarter of 2020, which will result in estimated losses of $1.1 million and $2.3 million, respectively.
Washington Gas uses the MRVA in the determination of net periodic benefit cost. Realized and unrealized gains and losses for assets under Washington Gas’ post-retirement benefit plans are recognized immediately for fixed income securities and are spread over a period of five years for all other asset classes. The fair value approach is used for the fixed income investments and related derivatives. For all other asset classes gains and losses arising from changes in fair value are deferred and amortized into the calculation of the MRVA over a period of five years. Each year 20% of the prior five years’ asset gains and losses are recognized.
Net Periodic Benefit Cost
The components of the net periodic benefit costs (income) for calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal years ended September 30, 2018 and 2017 related to pension and other post-retirement benefits were as follows.

Components of Net Periodic Benefit Costs (Income)
	Pension Benefits				Health and Life Benefits
	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,		Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
(In millions)	2019	2018	2018	2017	2019	2018	2018	2017
Service cost	$12.3	$3.0	$14.9	$16.5	$5.0	$1.3	$5.3	$5.8
Interest cost	41.2	10.6	39.6	38.4	11.9	3.0	11.7	11.7
Expected return on plan assets	(42.1)	(10.1)	(43.6)	(43.3)	(24.2)	(6.1)	(24.4)	(23.3)
Recognized prior service cost (credit)	0.3	0.1	0.3	0.3	(15.8)	(4.4)	(17.6)	(17.7)
Recognized actuarial loss	7.9	2.0	14.2	18.4	—	—	—	1.2
Settlement charge	5.5	—	—	—	—	—	—	—
Other adjustments	—	—	—	—	0.7	—	—	—
Net periodic benefit cost (income)	25.1	5.6	25.4	30.3	(22.4)	(6.2)	(25.0)	(22.3)
Allocation to affiliates	(1.8)	(0.4)	(4.2)	(2.9)	2.6	0.8	3.1	1.4
Adjusted net periodic benefit cost (income)	23.3	5.2	21.2	27.4	(19.8)	(5.4)	(21.9)	(20.9)
Amount allocated to construction projects(a)	(1.9)	(0.6)	(4.7)	(6.4)	(0.8)	(0.2)	4.0	4.6
Amount deferred as regulatory asset (liability)-net allocations	0.6	1.5	5.9	6.9	—	—	—	—
Amount charged (credited) to expense	$22.0	$6.1	$22.4	$27.9	$(20.6)	$(5.6)	$(17.9)	$(16.3)
(a)On October 1, 2018, Washington Gas prospectively adopted ASU 2017-07. As a result, only the service cost component of net periodic benefit costs (income) is eligible for capitalization.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements

Amounts included in the line item “Amount deferred as regulatory asset/liability-net,” as shown in the table above, represent the amortization of previously unrecovered costs of the applicable pension benefits or the health and life benefits as approved in the District of Columbia through 2019. The amounts are fully amortized as of December 31, 2019.
On October 1, 2018, Washington Gas adopted ASU 2017-07. This standard requires entities to report the service cost component in the same financial statement line item as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are to be presented separately from service cost and outside of operating income. Washington Gas includes the other components in "Other Income (expense)-net" on the Statement of Operations. In addition, only the service cost component of net benefit cost is eligible for capitalization. Changes to the presentation of service costs and other components of net benefit cost were applied retrospectively. As a result of the retrospective adoption, we reclassified $11.3 million and $3.9 million, respectively, of net periodic benefit income from "Operation and maintenance" expense to "Other income (expense)-net" on the statements of operations for the fiscal years ended September 30, 2018 and 2017. Changes in capitalization practices were implemented prospectively.
Assumptions
The weighted average assumptions used to determine net periodic benefit obligations and net periodic benefit costs were as follows:

Benefit Obligations Assumptions
	Pension Benefits				Health and Life Benefits
	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,		Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
	2019	2018	2018	2017	2019	2018	2018	2017
Discount rate(a)	3.4%-3.5%	4.3%-4.4%	4.3%-4.4%	3.6%-3.9%	3.5%	4.4%	4.4%	3.9%
Rate of compensation increase	3.0%-3.5%	3.5%-4.1%	3.5%-4.1%	3.5%-4.1%	3.5%	4.1%	4.1%	4.1%
(a)The decrease in the discount rate in the calendar year ended December 31, 2019 compared to prior years primarily reflects the decrease in long-term interest rates.

Net Periodic Benefit Cost Assumptions
		Pension Benefits			Health and Life Benefits
	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,		Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
	2019	2018	2018	2017	2019	2018	2018	2017
Discount rate(a)	4.3%-4.4%	4.3%-4.4%	3.6%-3.9%	3.4%-3.7%	4.4%	4.4%	3.9%	3.7%
Expected long-term return on plan assets(b)	5.75%	5.75%	5.75%	5.75%	5.25%	5.25%	5.50%	5.50%
Rate of compensation increase(c)	3.5% - 4.1%	3.5%-4.1%	3.5%-4.1%	3.5%-4.1%	4.1%	4.1%	4.1%	4.1%
(a) The changes in the discount rates over the prior periods primarily reflect the changes in long-term interest rates.
(b) For health and life benefits, the expected returns for certain funds may be lower due to certain portions of income that are subject to an assumed income tax rate of 42.2%.
(c) The changes in the rate of compensation reflects the best estimates of actual future compensation levels including consideration of general price levels, productivity, seniority, promotion, and other factors such as inflation rates.
Discount Rate
Washington Gas determines the discount rate based on a portfolio of high quality fixed-income investments (AA- as assigned by Standard & Poor’s or Aa3 as assigned by Moody’s or better) whose cash flows would cover our expected benefit payments.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Expected long-term return on plan assets
Washington Gas determines the expected long-term rate of return on plan assets by averaging the expected earnings for the target asset portfolio. In developing the expected rate of return assumption, Washington Gas evaluates an analysis of historical actual performance and long-term return projections, which gives consideration to our asset mix and anticipated length of obligation of our plan.

Mortality Assumptions
Beginning in October 2014, the SOA began publishing annual updates to its mortality tables for U.S. plans, starting with the RP-2014 base mortality table and the MP-2014 improvement scale. The improvement scale has been updated each year.
In October 2019, the SOA issued an updated base mortality table (the Private Retirement Plans Mortality table for 2012 (Pri-2012)) as well as an updated improvement scale (MP-2019). The white-collar Pri-2012 mortality table and MP-2019 improvement scale were used to determine the benefit obligation as of December 31, 2019.
The RP-2014 mortality table and MP-2018 improvement scale were used to determine the benefit obligation as of December 31, 2018. We modified the MP-2014 improvement scale to (a) adjust the ultimate long-term rate of mortality improvement from to per annum up to age 85 trending down to between age 85 and age 115; and (b) shorten the convergence period from short term to ultimate rates of improvement from the 20-year period to a 15-year period.
Healthcare cost trend
Washington Gas assumed the healthcare cost trend rates related to the accumulated post-retirement benefit obligation at December 31, 2019, for non-Medicare eligible retirees, to be 6.25% for calendar year 2020. Washington Gas expects the trend rate to decrease to 2.0% in calendar year 2021 and remain at that level thereafter.

Healthcare Trend
(In millions)	One Percentage-Point Increase	One Percentage-Point Decrease
Increase (decrease) total service and interest cost components	$0.6	$(0.5)
Increase (decrease) post-retirement benefit obligation	$5.8	$(5.1)
For Medicare eligible retirees age 65 and older that will receive a subsidy each year as a benefit from the HRA plan, Washington Gas assumed no increase to the annual subsidy in calendar years 2020 - 2024, 4.0% increase in calendar year 2025 and 2% increase in calendar year 2026 and thereafter in order to approximate possible future increases to the stipend. While the plan terms do not guarantee increases to the stipend, Washington Gas intends to review the stipend annually.
Investment Policies and Strategies
The investment objective of the qualified pension, healthcare, and life insurance benefit plans (“Plan” or “Plans”) is to allocate each Plan’s assets to appropriate investment asset classes (asset categories) so that the benefit obligations of each Plan are adequately funded, consistent with each Plan’s and Washington Gas’ tolerance for risk.
Washington Gas' portion of retired employee healthcare and life insurance benefits obligation is funded through two trusts: (i) the Washington Gas Light Company Post Retirement Benefit Master Trust for Retired Previously Union-Eligible Employees ("union-eligible trust") and (ii) the Washington Gas Light Company Post Retirement Benefit Master Trust for Retired Management Employees ("management trust").
In order to best achieve the investment objectives for each Plan, strategic allocation targets and ranges are established that control exposure to selected investment asset classes. At December 31, 2019, target qualified pension plan trust asset allocations are 32% U.S. Equities, 8% International Equities, 5% Real Estate and 55% Fixed Income. The Fixed Income includes the related derivatives. Target union-eligible trust asset class allocations are 40% U.S. Large-Cap Equities and 60% Fixed Income and target management trust asset class allocations are 50% U.S. Large-Cap Equities and 50% Fixed Income. Actual asset balances are reviewed monthly and allowed to range within plus or minus 5% or less of the target allocations. Assets are generally rebalanced to target allocations before actual amounts fall below or rise above the allowable ranges.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Asset/liability modeling (ALM) is used to test the benefits and risks of several potential strategic asset allocation mixes. Simulated investment performance results based on assumptions about expected return, volatility, and correlation characteristics of the selected asset classes are tested for their effects on contributions, pension expense, PBO funded status, and downside Value at Risk metrics over a ten-year planning time horizon. Important outcomes from past ALM studies include decisions to increase fixed income exposure, lengthen the duration of those fixed income assets and implement a dynamic asset allocation strategy that allows for de-risking of the qualified pension plan portfolio over time.
Qualified pension plan ALM studies were completed during February 2018 and January 2020. An outcome of the 2018 ALM study was that the target fixed income allocation percentage will be increased by 10% for each 5% improvement in the qualified pension plan’s funded ratio. The 2020 ALM study indicated that the current target asset class allocations represent a prudent trade-off between risk and reward. As a result of the 2020 ALM study, no significant investment strategy changes were adopted.
A management trust ALM study was completed during January 2020. The ALM study did not result in any significant investment strategy changes.
Union-eligible trust ALM study was finished in January 2020. The outcome of this study was that target asset class allocations were adjusted from 40% U.S. Large-Cap Equities and 60% Fixed Income to 30% U.S. Large-Cap Equities and 70% Fixed Income starting January 2020.
Significant amounts of each various Plan's assets are managed by the same financial institution. Each Plan has a high exposure to U.S. based investments. There are no other significant risk concentrations related to investments in any entity, industry, country, commodity, or investment fund.
Commingled funds are employed in the management of qualified pension plan, management trust, and union-eligible trust assets. In addition, a publicly offered mutual fund and separately managed portfolios are employed in the management of a qualified pension plan trust. The management trust also uses a separately managed portfolio.
U.S. and international equity assets are diversified across sectors, industries, and investment styles. Fixed income assets are primarily diversified across U.S. government and investment grade corporate debt instruments, with some exposure to foreign and non-investment-grade securities. Real estate is diversified geographically across the U.S. by property type.
The qualified pension plan’s investment policy allows the use of futures, options, and other derivatives for purposes of reducing portfolio risk and as a low- cost option for gaining market exposure, but derivatives may not be used for leverage. Derivatives are currently used in the Fixed Income portion of the portfolio. The qualified pension plan’s investment policy prohibits investments in Washington Gas securities. The prohibition applies to separately managed portfolios but does not apply to any commingled fund investments.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
The following tables present the fair value of the pension plan assets and health and life insurance plan assets by asset category at December 31, 2019 and 2018.

Pension Plan Assets
				% of
(In millions)	Level 1	Level 2	Total	Total
At December 31, 2019
Cash and cash equivalents	$4.2	$—	$4.2	0.4%
Equity securities
Preferred Securities	—	0.2	0.2	—
Fixed income securities
U.S. Treasuries	—	145.2	145.2	15.5
U.S. Corporate Debt	—	234.8	234.8	25.1
U.S. Agency Obligations and Government Sponsored Entities	—	56.7	56.7	6.1
Asset-Backed Securities	—	0.8	0.8	0.1
Municipalities	—	9.9	9.9	1.1
Non-U.S. Corporate Debt	—	45.1	45.1	4.8
Other(a)	—	6.3	6.3	0.7
Mutual Funds(b)	48.2	—	48.2	5.2
Derivatives(c)	—	(0.1)	(0.1)	—
Total investments in the fair value hierarchy	$52.4	$498.9	$551.3	59.0%
Investments measured at net asset value using the NAV practical expedient(d)
Commingled Funds and Pooled Separate Accounts(e)			358.6	38.3%
Private Equity/Limited Partnership(f)			42.8	4.6%
Total fair value of plan investments			952.7	101.9%
Net payable (g)			(17.5)	(1.9)
Total plan assets at fair value (h)			$935.2	100.0%

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements

Pension Plan Assets
				% of
(In millions)	Level 1	Level 2	Total	Total
At December 31, 2018
Cash and cash equivalents	$0.7	$—	$0.7	0.1%
Equity securities
Preferred Securities	—	1.9	1.9	0.2
Fixed income securities
U.S. Treasuries	—	133.2	133.2	16.5
U.S. Corporate Debt	—	216.4	216.4	26.8
U.S. Agency Obligations and Government Sponsored Entities	—	27.5	27.5	3.4
Asset-Backed Securities	—	0.5	0.5	0.1
Municipalities	—	8.3	8.3	1.0
Non-U.S. Corporate Debt	—	46.7	46.7	5.8
Other(a)	—	4.9	4.9	0.6
Mutual Funds(b)	36.4	—	36.4	4.5
Derivatives(c)	—	6.8	6.8	0.8
Total investments in the fair value hierarchy	$37.1	$446.2	$483.3	59.8%
Investments measured at net asset value using the NAV practical expedient(d)
Commingled Funds and Pooled Separate Accounts(e)			289.6	35.9%
Private Equity/Limited Partnership(f)			35.3	4.4%
Total fair value of plan investments			808.2	100.1
Net payable(g)			(1.2)	(0.1)%
Total plan assets at fair value (i)			$807.0	100.0%
(a) This category primarily includes non-U.S. government bonds as of December 31, 2019 and 2018.
(b) At December 31, 2019 and 2018, the investment in a mutual fund consisted primarily of common stock of non-U.S. based companies.
(c)At December 31, 2019 and 2018, this category included a combination of long-term U.S. Treasury interest rate future contracts, currency forwards, currency option interest rate swaps, and put and call options on both interest rate swaps and credit default swap index products.
(d) In accordance with ASC Topic 820, these investments are measured at fair value using NAV per share as a practical expedient and, therefore, have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliations of the fair value hierarchy to the statements of net assets available for plan benefits.
(e) At December 31, 2019, investments in commingled funds and a pooled separate account consisted of approximately 90% common stock U.S companies; 8% income producing properties located in the United States; and 2% short-term money market investments. At December 31, 2018 investments in commingled funds and a pooled separate account consisted of approximately 89% common stock U.S companies; 9% income producing properties located in the United States; and 1% short-term money market investments.
(f)At December 31, 2019 and 2018, investments in a private equity/limited partnership consisted of common stock of international companies.
(g) Net payable primarily represents pending trades for investments purchased net of pending trades for investments sold and interest receivable.
(h) This table does not include rabbi trust investments located in "Current Assets-Other" and "Deferred Charges and Other Assets-Other" on our balance sheets. Refer to Note 15 — Fair Value Measurements for fair value of rabbi trust investments.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements

Healthcare and Life Insurance Plan Assets
				% of
(In millions)	Level 1	Level 2	Total	Total
At December 31, 2019
Cash and Cash Equivalents	$3.4	$—	$3.4	0.5%
Fixed Income Securities
U.S Agency Obligations	—	2.2	2.2	0.3
U.S. Treasuries	—	55.5	55.5	8.7
U.S. Corporate Debt	—	56.3	56.3	8.8
Municipalities	—	5.9	5.9	0.9
Non-U.S. Corporate Debt	—	11.1	11.1	1.7
Other(a)	—	2.9	2.9	0.6
Total investments in the fair value hierarchy	$3.4	$133.9	$137.3	21.5%
Investments measured at net asset value using the NAV practical expedient(b)
Commingled Funds(c)			499.6	78.3%
Total fair value of plan investments			636.9	99.8%
Net receivable(d)			1.1	0.2
Total plan assets at fair value			$638.0	100.0%

Healthcare and Life Insurance Plan Assets
				% of
(In millions)	Level 1	Level 2	Total	Total
At December 31, 2018
Cash and Cash Equivalents	$3.2	$—	$3.2	0.6%
Fixed Income Securities
U.S Agency Obligations	—	1.9	1.9	0.4
U.S. Treasuries	—	51.2	51.2	9.7
U.S. Corporate Debt	—	51.6	51.6	9.8
Municipalities	—	4.5	4.5	0.8
Non-U.S. Corporate Debt	—	8.5	8.5	1.6
Other(a)	—	3.3	3.3	0.6
Total investments in the fair value hierarchy	$3.2	$121.0	$124.2	23.5%
Investments measured at net asset value using the NAV practical expedient(b)
Commingled Funds(c)			403.3	76.3%
Total fair value of plan investments			527.5	99.8%
Net receivable(d)			1.3	0.2
Total plan assets at fair value			$528.8	100.0%
(a)At December 31, 2019 and 2018, this category consisted primarily of non-U.S. government bonds.
(b)In accordance with ASC Topic 820, these investments are measured at fair value using Net Asset Value (NAV) per share as a practical expedient and, therefore, have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliations of the fair value hierarchy to the statements of net assets available for plan benefits.
(c)At December 31, 2019, investments held by commingled funds in which the plan invests consisted of 58% of common stock of large-cap U.S. companies, 18% of US Govt fixed income securities and 24% corporate bonds. At December 31, 2018, investments held by commingled funds in which the plan invests consisted primarily of 54% of common stock of large-cap U.S. companies, 20% of U.S. Government fixed income securities and 26% of corporate bonds.
(d)Net receivable primarily represents pending trades for investments sold and interest receivable net of pending trades for investments purchased.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Valuation Methods
Equity securities are traded on a securities exchange and are valued at the closing quoted market price as of the balance sheet date.
Mutual funds, commingled funds, pooled separate accounts and private equity/limited partnerships are valued at the quoted net asset value (NAV) per share, which is computed as of the close of business on the balance sheet date. Mutual funds with a publicly quoted NAV per share are classified as Level 1. The remaining asset types are not classified in the fair value hierarchy.
Fixed income securities are valued using pricing models that consider various observable inputs such as benchmark yields, reported trades, broker quotes and issuer spreads to determine fair value.
Benefit Contribution
For the qualified pension plan, Washington Gas’ funding policy is to contribute an amount sufficient to satisfy the minimum annual funding requirements under the Pension Protection Act. Any contributions above the minimum annual funding requirements would be limited to amounts that are deductible under appropriate tax law. For the healthcare and life insurance benefit plans, Washington Gas’ funding policy is to contribute amounts that are collected from ratepayers.
During the calendar year ended December 31, 2019, Washington Gas did not contribute to its qualified pension but did contribute $21.5 million to its DB SERP plan. During calendar year 2020, Washington Gas does not expect to make a contribution to its qualified pension plan and expects to contribute $19.6 million to its DB SERP, which is expected to be funded by the rabbi trust. During calendar year 2019, Washington Gas did not make contributions for its health and life insurance benefit plans. Washington Gas does not expect to make a contribution to its health and life insurance benefit plans during calendar year 2020.
Expected Benefit Payments
Expected benefit payments, including benefits attributable to estimated future employee service, which are expected to be paid over the next ten calendar years are as follows:

Expected Benefit Payments
(In millions)	Pension Benefits	Health and Life Benefits
2020	$68.6	$16.1
2021	52.7	15.1
2022	58.1	14.9
2023	55.2	14.7
2024	56.1	14.4
2025—2029	290.0	72.9
Regulatory Matters
A significant portion of the estimated pension and post-retirement medical and life insurance benefits apply to our regulated activities. Each regulatory commission having jurisdiction over Washington Gas requires it to fund amounts reflected in rates for post-retirement medical and life insurance benefits into irrevocable trusts.
District of Columbia Jurisdiction
The PSC of DC has approved a level of rates sufficient to recover annual costs associated with the qualified pension and other post-retirement benefits. Expenses of the SERP allocable to the District of Columbia are not recovered through rates. On March 3, 2017, the Commission issued an order that continued the amortization for prior unrecovered pension and other post-retirement benefits through 2019.
Maryland Jurisdiction
In Washington Gas’ most recent rate case that was finalized in December 2018, the PSC of MD denied recovery through rates of the expenses of the SERP, resulting in a reclassification of $2.9 million from "Regulatory assets" to "Accumulated other comprehensive loss" on the balance sheet. Prior to December 2018, the PSC of MD approved 50% recovery through rates of the SERP expenses. The PSC of MD has approved a level of rates sufficient to recover pension and other post-retirement benefit costs as determined under GAAP.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Virginia Jurisdiction
On September 28, 1995, the SCC of VA issued a generic order that allowed Washington Gas to recover most costs determined under GAAP for post-retirement medical and life insurance benefits in rates over twenty years. The SCC of VA, however, set a forty-year recovery period of the transition obligation. As prescribed by GAAP, Washington Gas amortizes these costs over a twenty-year period. With the exception of the transition obligation, the SCC of VA has approved a level of rates sufficient to recover annual costs for all pension and other post-retirement medical and life insurance benefit costs determined under GAAP.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 11. STOCK-BASED COMPENSATION

Stock-Based Compensation for Key Employees
We have stock-based awards outstanding in the form of performance units, restricted units and stock options. In December 2019, Washington Gas adopted a new Long-Term Incentive Plan which will be used for future grants. In addition, certain executives of Washington Gas may be awarded stock options under the AltaGas Share Option Plan.
Prior awards were granted under the WGL shareholder-approved Omnibus Plan, which included grants made in shares of WGL stock. Effective upon the Merger with AltaGas, WGL no longer has common stock outstanding and no new awards will be issued in WGL stock.
Description of Current Awards
Washington Gas has stock-based awards outstanding in the form of ALA performance units, performance units and restricted units. ALA performance units and performance units have a three-year vesting period, are settled in cash and are accounted for as liability awards. Restricted units have annual vesting over the three-year period, are settled in cash and are accounted for as deferred compensation under ASC 710.
ALA Performance Units
ALA performance units earned pursuant to terms of the grant are paid in cash and are valued at an average ALA stock price per performance unit at vesting.
The ALA performance units vest from zero to 200 percent of the target award based on AltaGas' total shareholder return relative to a selected peer group of companies, which is a market condition under ASC Topic 718 and AltaGas' three-year adjusted funds from operation compounded growth per share during the performance period, which is a performance condition under ASC Topic 718.
The ALA performance units are accounted for as liability awards under ASC 718 as they only settle in cash; therefore, we measure and record compensation expense for these awards based on their fair value at the end of each period until their vesting date. The percentage of the fair value that is accrued as compensation expense at the end of each period equals the percentage of the requisite service that has been rendered at that date. Consequently, fluctuations in earnings may result.
Performance Units
Performance units earned pursuant to terms of the grant are paid in cash and are valued at $1.00 per performance unit.
A portion of the performance units vest from zero to 200 percent of the target award based on our return on equity ratio achieved during the performance period, which is a performance condition under ASC Topic 718 (ROE Award). The resulting payout is also adjusted from 80 to 120 percent by a modifier based on AltaGas' total shareholder return relative to a selected peer group of companies (TSR Modifier), which is a market condition under ASC Topic 718.
A portion of the performance units vest from zero to 200 percent of the target award based on our three-year adjusted funds from operation compounded growth during the performance period, which is a performance condition under ASC Topic 718 (AFFO Award). The resulting payout is also adjusted by a TSR Modifier.
Our performance units are accounted for as liability awards under ASC 718 as they only settle in cash; therefore, we measure and record compensation expense for these awards based on their fair value at the end of each period until their vesting date. The percentage of the fair value that is accrued as compensation expense at the end of each period equals the percentage of the requisite service that has been rendered at that date. Consequently, fluctuations in earnings may result.
Restricted Units
Restricted units earned pursuant to terms of the grant are paid in cash at the end of each year and are valued at $1.00 per restricted unit.
One third of the restricted units vest at the end of each year in the three-year period if AltaGas pays a dividend during that period.
Our restricted units are accounted for under ASC 710 as they only settle in cash and do not have a market condition; therefore, we measure and record compensation expense for these awards based on the probable payment at the end of each period. The percentage of the probable payment that is accrued as compensation expense at the end of each period equals the percentage of the requisite service that has been rendered at that date.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
The following tables summarize information regarding performance unit and restricted unit activity during the calendar year ended December 31, 2019.

Current Award Activity
	Calendar Year Ended December 31, 2019
	Number of ALA Performance Units	Number of Performance Units	Number of Restricted Units
Non-vested and outstanding, beginning of the year	—	5,934,828	2,253,585
Granted	27,707	—	—
Settled	—	—	—
Vested	—	—	(620,382)
Canceled/forfeited	—	(2,376,117)	(692,789)
Non-vested and outstanding, end of year	27,707	3,558,711	940,414
For the calendar year ended December 31, 2019, we recognized $1.6 million compensation expense related to the performance units and restricted units. As of December 31, 2019, total unrecognized compensation expense related to the performance unit and restricted unit awards is $1.9 million, which will be recognized over a period of 1.75 years. As of December 31, 2019, we recorded a deferred liability of $1.8 million related to the grants in “Deferred Credits-other” and a current liability of $0.2 million in "Accounts payable and other accrued liabilities-other". As of December 31, 2019, total unrecognized compensation expense related to the ALA performance unit award is $0.5 million.
For the calendar year ended December 31, 2019, we paid $0.6 million in cash to settle restricted unit awards.
Stock Options
At December 16, 2019, 143,561 stock options were granted. One third of the options vest at the end of each year in the three-year vesting period, and expire after six years. The option strike price was $18.78 Canadian Dollars.
Description of Prior Awards
Prior to the Merger with AltaGas, Washington Gas had stock-based awards outstanding in the form of performance shares and performance units. All stock-based awards outstanding had a three-year vesting period. Performance shares were accounted for as equity awards, and performance units were accounted for as liability awards as they were settled in cash. Both awards were subject to certain market or performance conditions and provided for accelerated vesting upon a change in control of WGL under certain circumstances. Upon the Merger with AltaGas, the awards granted in fiscal years 2017 and 2016 were accelerated and became fully vested. The awards granted in fiscal year 2018 were converted to a fixed cash amount and still require vesting over the three-year period. See the "Modification Event" section below for a more detailed discussion of the impact.
For the fiscal year ended September 30, 2018, we recognized $15.8 million compensation expense, of which $7.7 million related to the modification event described below. A $4.9 million income tax benefit was related to the compensation expense.
For the fiscal year ended September 30, 2017, we recognized stock-based compensation expense of $12.2 million and related income tax benefits of $6.1 million.
Performance Shares
For performance shares granted in fiscal years 2017 and 2016, half of the performance shares vested from zero to 200 percent of the target award based on WGL's total shareholder return relative to a selected peer group of companies (TSR Award). The remaining half of the performance shares granted vested if our non-GAAP operating earnings per share on a diluted basis exceed dividends paid per share of common stock during the performance period (Dividend Coverage Award).
For performance shares granted in fiscal year 2018, half of the performance shares were ROE Awards. The remaining half of the performance shares granted in fiscal year 2018 were Dividend Coverage Awards.
The total intrinsic value of performance shares vested during the year ended September 30, 2018 and 2017 was $16.7 million and $9.9 million, respectively.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Performance Units
Performance units earned pursuant to terms of the grant were paid in cash and valued at $1.00 per performance unit.
For performance units granted in fiscal years 2017 and 2016, half of the performance units were TSR Awards and half were ROE Awards. All the performance units granted in fiscal year 2018 were ROE Awards.
During the fiscal year ended September 30, 2017, we paid $6.7 million in cash to settle performance unit awards. During the fiscal year ended September 30, 2018, we paid an additional $8.5 million in cash to settle performance unit awards that vested before the Merger.
Modification Event
Upon the Merger with AltaGas, the vesting for the stock-based awards granted in fiscal years 2017 and 2016 was accelerated and the awards were paid in cash, with no additional service required. All performance shares were converted into cash at a value of $88.25 per share. All performance units remained at a value of $1.00 per unit. The TSR Awards were paid at the greater of actual total shareholder return performance or the target award value. The ROE Awards and Dividend Coverage Awards were paid at the target award value. Any dividend equivalents for the performance share awards were also paid in cash. During the fiscal year ended September 30, 2018, we paid $30.0 million in cash to settle the fiscal year 2017 and 2016 awards that were accelerated.
The stock-based awards granted in fiscal year 2018 were converted to a fixed cash amount at the target award level, and still require vesting in accordance with the original three-year period, except for certain employees who may have a change in control event and accelerate vesting. All performance shares were converted into cash at a value of $88.25 per share. All performance units remained at a value of $1.00 per unit. These awards are accounted for under ASC Topic 710 for the remaining service period.
For the calendar year ended December 31, 2019 and the three months ended December 31, 2018, we recognized compensation expense of $2.0 million and $1.0 million, respectively, for the fiscal year 2018 grant. As of December 31, 2019 and 2018, the total unrecognized compensation expense related to these awards was $0.7 million and $2.7 million, respectively, which will be recognized ratably through September 30, 2020, adjusted for forfeitures or accelerated vesting as a result of a change in control event. At December 31, 2018, we recorded a deferred liability of $3.7 million related to the grant in “Deferred Credits-other” and a current liability of $2.9 million in "Accounts payable and other accrued liabilities-other". At December 31, 2019, there was no deferred liability related to the grant, and a current liability of $4.3 million "Accounts payable and other accrued liabilities-other".
Stock Grants to Directors
Prior to the Merger with AltaGas, non-employee directors received a portion of their annual retainer fee in the form of WGL common stock through the Directors’ Stock Compensation Plan. Up to 270,000 shares of common stock were available under the plan. Shares granted to directors were approximately 9,000 and 10,000 for the fiscal years ended September 30, 2018 and 2017, respectively. For those years, the weighted average fair value of the stock on the grant dates was $85.84 and $76.28, respectively. Shares awarded to the participants; (i) vest immediately and cannot be forfeited; (ii) may be sold or transferred (subject to WGL's stock ownership guidelines) and (iii) have voting and dividend rights. For each of the fiscal years ended September 30, 2018 and 2017, WGL recognized stock-based compensation expense related to stock grants of $0.8 million. No new common stock awards will be granted to directors.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 12. ENVIRONMENTAL MATTERS

We are subject to federal, state and local laws and regulations related to environmental matters. These laws and regulations may require expenditures over a long time frame to control environmental effects. Almost all of the environmental liabilities we have recorded are for costs expected to be incurred to remediate sites where we or a predecessor affiliate operated manufactured gas plants (MGPs). Estimates of liabilities for environmental response costs are difficult to determine with precision because of the various factors that can affect their ultimate level. These factors include, but are not limited to, the following:
•the complexity of the site;
•changes in environmental laws and regulations at the federal, state and local levels;
•the number of regulatory agencies or other parties involved;
•new technology that renders previous technology obsolete or experience with existing technology that proves ineffective;
•the level of remediation required; and
•variations between the estimated and actual period of time that must be dedicated to respond to an environmentally-contaminated site.
Washington Gas has identified up to ten sites where it or its predecessors may have operated MGPs. Washington Gas last used any such plant in 1984. In connection with these operations, we are aware that coal tar and certain other by-products of the gas manufacturing process are present at or near some former sites and may be present at others.
At December 31, 2019 and 2018, Washington Gas reported a liability of $10.7 million and $11.3 million, respectively, on an undiscounted basis related to future environmental response costs. These estimates principally include the minimum liabilities associated with a range of environmental response costs expected to be incurred. At December 31, 2019 and 2018, Washington Gas estimated the maximum liability associated with all of its sites to be approximately $30.7 million and $29.4 million, respectively. The estimates were determined by Washington Gas’ environmental experts, based on experience in remediating MGP sites and advice from legal counsel and environmental consultants. The variation between the recorded and estimated maximum liability primarily results from differences in the number of years that will be required to perform environmental response processes and the extent of remediation that may be required.
Washington Gas is currently remediating its East Station property, located adjacent to the Anacostia River in Washington D.C., including ground water pump and treat, tar recovery, soil encapsulation and other treatment. Under a 2012 consent decree with the District of Columbia and the federal government, Washington Gas is also conducting a remedial investigation and feasibility study on an adjacent property owned by the District of Columbia. Additional remediation may be required at this property.
In addition, at another adjoining property known as the “Boat Club Property,” located to the east of the property owned by the District of Columbia, Washington Gas agreed to perform a site investigation and report the findings pursuant to oversight by the District of Columbia Department of Energy and Environment (DOEE). This property was subject to a July 12, 2019, Administrative Order from the DOEE. This Administrative Order has been withdrawn and a consent order is being negotiated.
Washington Gas received a letter in February 2016 from the DOEE and National Park Service regarding the Anacostia River Sediment Project, indicating that the District of Columbia is conducting a separate remedial investigation and feasibility study of the river to determine if and what cleanup measures may be required and to prepare a natural resource damage assessment. On December 27, 2019, DOEE issued an Anacostia River Sediment Project Proposed Plan, a River-wide Feasibility Study, and supporting documents for public comment. Although the Proposed Plan identifies East Station as one of fifteen potential environmental cleanup sites, DOEE is proposing to continue the remediation of East Station under Washington Gas’ existing Consent Decree rather than as part of the Anacostia River Sediment Project. DOEE is proposing to issue an Interim Record of Decision for remediation of “Early Action Areas” (that do not include East Station) in the Anacostia River by September 30, 2020. We are not able to estimate the total amount of potential costs or timing associated with the District of Columbia’s environmental investigation on the Anacostia River at this time. While an allocation method has not been established, Washington Gas has accrued an amount for estimated study costs based on a potential range of estimates.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Regulatory orders issued by the PSC of MD allow Washington Gas to recover the costs associated with the sites applicable to Maryland over the period ending in 2025. Regulatory orders issued by the PSC of DC allow Washington Gas a three-year recovery of prudently incurred environmental response costs and allow Washington Gas to defer additional costs incurred between rate cases. Regulatory orders from the SCC of VA have generally allowed the recovery of prudent environmental remediation costs to the extent they were included in the underlying financial data supporting an application for rate change.
At December 31, 2019 and 2018, Washington Gas reported a regulatory asset of $7.0 million and $5.8 million, respectively, for the portion of environmental response costs that are expected to be recoverable in future rates.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 13. COMMITMENTS AND CONTINGENCIES

Commitments
Natural Gas Contracts—Minimum Commitments
At December 31, 2019, Washington Gas had service agreements with four pipeline companies that provide direct service for firm transportation and/or storage services. These agreements, which have expiration dates ranging from calendar years 2020 to 2044, require Washington Gas to pay fixed charges each month. Additionally, Washington Gas had agreements for other pipeline and peaking services with expiration dates ranging from 2021 to 2028. These agreements were entered into based on current estimates of growth of the Washington Gas system, together with other factors, such as current expectations of the timing and extent of unbundling initiatives in the Washington Gas service territory. In addition, Washington Gas has agreements for minimum contractual payments to purchase natural gas at prices based on market conditions with expiration dates ranging from 2020 to 2033.
The following table summarizes the minimum contractual payments that Washington Gas will make under its pipeline transportation, storage and peaking contracts, as well as minimum contractual payments to purchase natural gas during the next five calendar years and thereafter.

Washington Gas Contract Minimums
(In millions)	Pipeline Contracts	Gas Purchase Commitments(a)
2020	$272.7	$314.4
2021	259.5	356.6
2022	254.4	340.6
2023	245.2	317.9
2024	212.8	321.0
Thereafter	791.4	1,969.8
Total	$2,036.0	$3,620.3
(a) Includes known and reasonably likely commitments to purchase natural gas. Cost estimates are based on forward market prices at December 31, 2019.
When a customer selects a third-party marketer to provide supply, Washington Gas generally assigns pipeline and storage capacity to unregulated third-party marketers to deliver gas to Washington Gas’ city gate. In order to provide the gas commodity to customers who do not select an unregulated third-party marketer, Washington Gas has a commodity acquisition plan to acquire the natural gas supply to serve the customers.
To the extent these commitments are to serve its customers, Washington Gas has rate provisions in each of its jurisdictions that would allow it to continue to recover these commitments in rates. Washington Gas also actively manages its supply portfolio to ensure its sales and supply obligations remain balanced. This reduces the likelihood that the contracted supply commitments would exceed supply obligations. However, to the extent Washington Gas were to determine that changes in regulation would cause it to discontinue recovery of these costs in rates, Washington Gas would be required to charge these costs to expense without any corresponding revenue recovery. If this occurred, depending upon the timing of the occurrence, the related impact on our financial position, results of operations and cash flows would likely be significant.
Merger Commitments

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
In connection with the Merger, Washington Gas and AltaGas have made commitments related to the terms of the PSC of DC settlement agreement and the conditions of approval from the PSC of MD and the SCC of VA. Among other things, these commitments included rate credits distributable to both residential and non-residential customers, gas expansion and other programs, various public interest commitments, and safety programs. As of December 31, 2019, the cumulative amount of merger commitments expensed was $136.6 million, of which, $17.0 million has not been paid. In addition, there are certain additional regulatory commitments that were and will be expensed as the costs are incurred, including the hiring of damage prevention trainers in each jurisdiction for a total of $2.4 million over 5 years; investing up to $70.0 million over a 10-year period to further extend natural gas service; and spending $8.0 million for leak mitigation within 3 years after the Merger close. Additionally, there are a number of operational commitments that will have an impact on the ongoing business of Washington Gas, including reductions of leak backlogs, conducting a root cause analysis related to customer service, increasing supplier diversity, achieving synergy savings benefits, developing protocols for moving meters from inside to outside customers’ premises, as well as reporting and tracking related to all the commitments.
The following table presents the future payments of merger commitments by calendar years

Merger Commitments Payments
(In millions)	2020	2021	2022	2023	2024	Thereafter	Total
Merger commitments	$6.3	$2.9	$1.5	$1.5	$1.5	$3.3	$17.0

Financial Guarantees
At December 31, 2019, there was no guarantee to external parties.
Contingencies
We account for contingent liabilities utilizing ASC Topic 450, Contingencies. By their nature, the amount of the contingency and the timing of a contingent event and any resulting accounting recognition are subject to our judgment of such events and our estimates of the amounts. Actual results related to contingencies may be difficult to predict and could differ significantly from the estimates included in reported earnings.
Silver Spring, Maryland Incident
On April 23, 2019, the National Transportation and Safety Board (NTSB) held a hearing during which it found, among other things, that the probable cause of the August 10, 2016, explosion and fire at an apartment complex on Arliss Street in Silver Spring, Maryland “was the failure of an indoor mercury service regulator with an unconnected vent line that allowed natural gas into the meter room where it accumulated and ignited from an unknown ignition source. Contributing to the accident was the location of the mercury service regulators where leak detection by odor was not readily available.” Washington Gas disagrees with the NTSB’s probable cause findings. Following this hearing, on June 10, 2019, the NTSB issued an accident report.
In connection with the incident, a total of 37 civil actions related to the incident were filed against WGL and Washington Gas in the Circuit Court for Montgomery County, Maryland. All of these suits sought unspecified damages for personal injury and/or property damage.
All personal injury and property damage claims asserted by residents at the Flower Branch Apartments have been settled and paid. The Company has been reimbursed by its insurers for the amounts paid in the settlements.
Also, in connection with the incident, on September 5, 2019, the PSC of MD ordered the Company, within 30 days, to (i) provide a detailed response to the NTSB’s probable cause findings and (ii) provide evidence regarding the status of a 2003 mercury regulator replacement program and, if the program was not completed, to show cause why the PSC of MD should not impose a civil penalty on the Company. See further discussion below in Regulatory Contingencies.
Antero Contract
In June 2019, a jury trial was held in the County Court for Denver, Colorado to consider a contractual dispute relating to gas pricing between Washington Gas and WGL Midstream (together, the Companies) and Antero Resources Corporation (Antero). Following the trial, the jury returned a verdict in favor of Antero for $95.9 million, of which $11.2 million was against Washington Gas, and $84.7 million against WGL Midstream. Following the official entry of the judgment, the Company filed an appeal on August 16, 2019.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
As a result of this verdict, it was determined that a loss contingency is probable and Washington Gas has recorded an estimated liability of $11.2 million in “Accounts payable and accrued liabilities” on the balance sheet at December 31, 2019, of which $2.6 million had already been recorded in a prior period. Washington Gas has also recorded a receivable from our trading partner of $1.3 million in “Deferred charges and other assets-Other”, and sharing with customers as the contract relates to asset optimization of $4.7 million in “Regulatory assets - Gas costs”. In addition, Washington Gas has recorded an accrual for estimated court fees of $0.1 million, and an accrual of interest expense of $0.3 million associated with the liability.
For the calendar year ended December 31, 2019, the net pre-tax loss recorded as a result of the verdict was approximately $3.0 million in “Utility cost of gas” on Washington Gas’ statements of operations.
Regulatory Contingencies
Certain legal and administrative proceedings incidental to our business, including regulatory contingencies, involve Washington Gas. In our opinion, we have recorded an adequate provision for probable losses or refunds to customers for regulatory contingencies related to these proceedings.
Application for Approval of Reduction of Distribution Rates
On January 12, 2018, Washington Gas filed applications to reduce customer rates in Maryland, Virginia, and the District of Columbia to reflect the impact of the Tax Act, including both the impact of the re-measurement of deferred tax assets and liabilities and reduction of the federal tax rate to 21%. Washington Gas began tracking the impact of the Tax Act on revenue requirements beginning January 1, 2018, recording all impacts to regulatory assets and liabilities. In Maryland and the District of Columbia, rates have been adjusted for the impact of the Tax Act. In Virginia, the SCC of VA dismissed the application on March 15, 2018. Washington Gas filed a new general rate case on July 31, 2018 incorporating the effects of the Tax Act.
Virginia Jurisdiction
Virginia Rate Case - 2018. On July 31, 2018, Washington Gas filed an application with the SCC of VA to increase its base rates for natural gas service by $37.6 million, which includes $14.7 million of revenue associated with natural gas pipeline replacement initiatives previously approved by the SCC of VA and paid by customers through a monthly rider. Additionally, the requested revenue increase incorporated the effects of The Tax Act. Interim rates became effective, subject to refund, for usage in the January 2019 billing cycle. On September 16, 2019, the HE issued a report that made certain recommendations, to which the Company responded on October 21, 2019. Thereafter, on December 20, 2019, the SCC of VA issued a Final Order that accepted some of the HE’s findings and either rejected or made adjustments to others. The Final order included approval of (i) an increase in base rates of $13.2 million to reflect the transfer of $101.9 million of SAVE investment from the SAVE Rider to rate base (no additional revenue increase); and (ii) amortization of unprotected plant-related and non-plant-related excess deferred income tax over 8 years.
For the calendar year ended December 31, 2019, Washington Gas made the following pre-tax adjustments based on the HE’s recommendations and Commission's Final Order: (i) reduced “Operating revenues” by $7.9 million to accrue additional amounts of liability subject to refund; (ii) reduced “Operating revenues” by $9.0 million associated with the revised amortization of the Tax Act liability; and (iii) wrote off $2.0 million in “Regulatory Assets - Other” and charged to “Operation and maintenance” expense. Additionally, the Company reduced income tax expense by $8.5 million related to the amortization of excess deferred income tax, and recorded $5.5 million after-tax impairment of a tax regulatory asset related to flow through income taxes. The total impact from the adjustments for the calendar year 2019 was a $18.9 million reduction in "Income before income taxes" and a $10.9 million reduction in "Net Income" on Washington Gas' statements of operations.
On January 9, 2020, Washington Gas filed a petition for reconsideration regarding the Commission’s decision to disallow recovery through base rates of the $7.1 million regulatory asset related to previously flowed through income taxes. On January 30, 2020, the Commission issued its Order on Reconsideration denying the Company’s petition, and directing the Company to issue rate refunds, as well as to begin return of regulatory liabilities over a twelve-month period, within 90 days of the date of the Order on Reconsideration.
Maryland Jurisdiction

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Maryland Show-Cause Order. Following the NTSB hearing that examined the August 10, 2016, explosion and fire at an apartment complex in Silver Spring, Maryland, on September 5, 2019, the PSC of MD ordered the Company, within 30 days, to (i) provide a detailed response to the NTSB’s probable cause findings, and (ii) provide evidence regarding the status of a 2003 mercury regulator replacement program, and if the program was not completed, to show cause why the Commission should not impose a civil penalty on the Company. On September 16, 2019, the PSC of MD granted the Company a 14-day extension to file its Response to the Show-Cause Order. On October 18, 2019, the Company filed its Response to the Show-Cause Order, (i) providing a detailed response to the NTSB’s probable cause findings and (ii) providing evidence regarding the status of a 2003 mercury regulator replacement program and why the Commission should not impose a civil penalty on the Company.
On November 18, 2019 the Technical Staff of the PSC of MD, OPC, Montgomery County, MD and AOBA filed written comments on the Company’s Response to the Show-Cause Order. Technical Staff commented that the PSC of MD may impose a civil penalty but did not expressly recommend same. Montgomery County, MD, OPC and AOBA requested that the PSC of MD impose a civil penalty on the Company.
On December 17, 2019 the PSC of MD held a public hearing near the apartment complex at Arliss Street, at which some residents requested that the Company accelerate and complete its mercury service regulator program and that the Company absorb the cost of same.
The Company intends to file comments with the PSC of MD responding to all written comments and resident testimony. Management believes that the likelihood of a civil penalty is probable and has accrued $330,000 to reflect the minimum liability expected to result from the proceeding. Though the Company is unable to estimate the maximum possible penalty, other parties recommended penalties ranging from $32.0 million (AOBA argued the Company should absorb all costs of removal and relocation of mercury service regulators) to $123.3 million (OPC argued the Company should absorb all costs of removal and relocation of mercury service regulators and pay a fine of $25,000 per day for each day mercury service regulators remain on the Company’s system).

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 14. DERIVATIVES

Derivative Instruments
Washington Gas enters into contracts that qualify as derivative instruments and are accounted for under ASC Topic 815. These derivative instruments are recorded at fair value on our balance sheets and Washington Gas does not currently designate any derivatives as hedges under ASC Topic 815. Washington Gas’ derivative instruments relate to: (i) Washington Gas’ asset optimization program; (ii) managing price risk associated with the purchase of gas to serve utility customers and (iii) managing interest rate risk.
Asset Optimization. Washington Gas optimizes the value of its long-term natural gas transportation and storage capacity resources during periods when these resources are not being used to physically serve utility customers. Specifically, Washington Gas utilizes its transportation capacity assets to benefit from favorable natural gas prices between different geographic locations and utilizes its storage capacity assets to benefit from favorable natural gas prices between different time periods. As part of this asset optimization program, Washington Gas enters into physical and financial derivative transactions in the form of forward, futures and option contracts with the primary objective of securing operating margins that Washington Gas will ultimately realize. The derivative transactions entered into under this program are subject to mark-to-market accounting treatment under ASC Topic 820.
Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas’ shareholders and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized. Unrealized gains and losses recorded to earnings may cause significant period-to-period volatility; this volatility does not change the operating margins that Washington Gas expects to ultimately realize from these transactions through the use of its storage and transportation capacity resources.
Washington Gas has a collaborative arrangement with a third party to facilitate the asset optimization program. The collaborative arrangement allocates a tiered percentage of profits or losses to the third party as compensation for its participation. The costs recorded by Washington Gas related to the collaborative arrangement totaled $6.0 million, $2.1 million, $9.5 million and $13.0 million for the calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal years ended September 30, 2018 and 2017, respectively. These amounts were recorded in “Utility cost of gas” on Washington Gas’ statements of operations. Either party may terminate the collaborative arrangement through the delivery of a termination notice. In such an event, Washington Gas may make a payment upon termination.
All physically and financially settled contracts under our asset optimization program are reported on a net basis in the statements of operations in “Utility cost of gas”. Total net margins recorded to “Utility cost of gas” after sharing and management fees associated with all asset optimization transactions for the calendar year ended December 31, 2019 was a net gain of $18.5 million including an unrealized gain of $5.4 million and $3.0 million loss related to Antero contract. During the three months ended December 31, 2018, we recorded a net gain of $1.1 million including an unrealized loss of $4.2 million. During the fiscal year ended September 30, 2018, we recorded a net gain of $34.3 million including an unrealized gain of $10.4 million. During the fiscal year ended September 31, 2017, we recorded a net gain of $82.9 million including an unrealized gain of $49.3 million.
Managing Price Risk. To manage price risk associated with acquiring natural gas supply for utility customers, Washington Gas enters into physical and financial derivative transactions in the form of forward, option and other contracts, as authorized by its regulators. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities.
Managing Interest-Rate Risk. Washington Gas may utilize derivative instruments that are designed to minimize the risk of interest-rate volatility associated with planned issuances of debt securities. Any gains and losses associated with these types of derivatives are recorded as regulatory liabilities or assets, respectively, and amortized in accordance with regulatory requirements, typically over the life of the related debt. At December 31, 2019 and 2018, Washington Gas does not have any interest rate swaps in derivatives.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Operations
  The following table presents the balance sheet classification for all derivative instruments at December 31, 2019 and 2018.

Absolute Notional Amounts
of Open Positions on Derivative Instruments
	December 31, 2019	December 31, 2018
Natural Gas (In millions of therms)
Asset optimization & trading	11,671.0	13,051.0
Other risk-management activities	976.0	1,072.0
The following table presents the balance sheet classification for all derivative instruments at December 31, 2019 and 2018.

Balance Sheet Classification of Derivative Instruments(b)
(In millions)
December 31, 2019	Gross Derivative Assets	Gross Derivative Liabilities	Netting of Collateral	Total(a)
Current Assets—Derivatives	$2.9	$3.7	$—	$6.6
Deferred Charges and Other Assets—Derivatives	9.9	0.5	—	$10.4
Current Liabilities—Derivatives	0.7	(11.0)	6.2	$(4.1)
Deferred Credits—Derivatives	(0.5)	(97.2)	—	$(97.7)
Total	$13.0	$(104.0)	$6.2	$(84.8)
December 31, 2018
Current Assets—Derivatives	$25.7	$(6.2)	$—	$19.5
Deferred Charges and Other Assets—Derivatives	11.3	—	—	11.3
Current Liabilities—Derivatives	1.1	(21.4)	—	(20.3)
Deferred Credits—Derivatives	—	(116.8)	—	(116.8)
Total	$38.1	$(144.4)	$—	$(106.3)
(a) Washington Gas has elected to offset the fair value of recognized derivative instruments against the right to reclaim or the obligation to return collateral for derivative instruments executed under the same master netting arrangement in accordance with ASC Topic 815. All recognized derivative contracts and associated financial collateral subject to a master netting arrangement or similar that is eligible for offset under ASC Topic 815 have been presented net in the balance sheet.
(b) Washington Gas did not have derivative instruments outstanding that were designated as hedging instruments at December 31, 2019 and 2018.
 The following tables present all gains and losses associated with derivative instruments for the calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal years ended September 30, 2018 and 2017.

Washington Gas Light Company Gains and (Losses) on Derivative Instruments
(In millions)	Twelve Months Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
	2019	2018	2018	2017
Recorded to income
Utility cost of gas	5.5	(3.2)	(2.1)	50.1
Recorded to regulatory assets
Gas costs	14.0	(6.0)	(7.6)	77.2
Total	$19.5	$(9.2)	$(9.7)	$127.3

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Collateral
Washington Gas utilizes standardized master netting agreements, which facilitate the netting of cash flows into a single net exposure for a given counterparty. As part of these master netting agreements, cash, letters of credit and parent company guarantees may be required to be posted or obtained from counterparties in order to mitigate credit risk related to both derivatives and non-derivative positions. Under Washington Gas’ offsetting policy, collateral balances are offset against the related counterparties’ derivative positions to the extent the application would not result in the over-collateralization of those derivative positions on the balance sheet. Any collateral posted that is not offset against derivative assets and liabilities is included in “Other prepayments” on the balance sheet. Collateral received and not offset against derivative assets and liabilities is included in “Customer deposits and advance payments” on the accompanying balance sheet.
At December 31, 2019 and 2018, Washington Gas had $5.2 million and $7.4 million, respectively, in collateral deposits posted with counterparties that are not offset against derivative asset and liabilities. At December 31, 2019 and 2018, Washington Gas had $0.1 million and $0.2 million, respectively, cash collateral held representing an obligation, and are not offset against derivative asset and liabilities.
Certain derivative instruments of Washington Gas contain contract provisions that require collateral to be posted if the credit rating of Washington Gas falls below certain levels or if counterparty exposure to Washington Gas exceeds a certain level (credit-related contingent features). At December 31, 2019 and 2018, Washington Gas was not required to post collateral related to a derivative liability that contained a credit-related contingent feature.
The following table shows the aggregate fair value of all derivative instruments with credit-related contingent features that are in a liability position, as well as the maximum amount of collateral that would be required if the most intrusive credit-risk-related contingent features underlying these agreements were triggered on December 31, 2019 and 2018, respectively.

Potential Collateral Requirements for Derivative Liabilities with Credit-Risk-Contingent Features
(In millions)	December 31, 2019	December 31, 2018
Derivative liabilities with credit-risk-contingent features	$0.4	$1.1
Maximum potential collateral requirements	0.4	1.0
We do not enter into derivative contracts for speculative purposes.

Concentration of Credit Risk
We are exposed to credit risk from derivative instruments with wholesale counterparties, which is represented by the fair value of these instruments at the reporting date. We actively monitor and work to minimize counterparty concentration risk through various practices. At December 31, 2019, three counterparties each represented over 10% of Washington Gas’ credit exposure to wholesale derivative counterparties for a total credit risk of $25.7 million.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 15. FAIR VALUE MEASUREMENTS

Recurring Basis
We measure the fair value of our financial assets and liabilities using a combination of the income and market approaches in accordance with ASC Topic 820. These financial assets and liabilities primarily consist of derivatives recorded on our balance sheet under ASC Topic 815 and short-term investments, commercial paper and long-term debt outstanding required to be disclosed at fair value. Under ASC Topic 820, fair value is defined as the exit price, representing the amount that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To value our financial instruments, we use market data or assumptions that market participants would use, including assumptions about credit risk (both our own credit risk and the counterparty’s credit risk) and the risks inherent in the inputs to valuation.
We enter into derivative contracts in the futures and over-the-counter (OTC) wholesale and retail markets. These markets are the principal markets for the respective wholesale and retail contracts. Our relevant market participants are our existing counterparties and others who have participated in energy transactions at our delivery points. These participants have access to the same market data as Washington Gas. Valuations are generally based on pricing service data or indicative broker quotes depending on the market location. We measure the net credit exposure at the counterparty level where the right to set-off exists. The net exposure is determined using the mark-to-market exposure adjusted for collateral, letters of credit and parent guarantees. We use published default rates from Standard & Poor’s Ratings Services and Moody’s Investors Service as inputs for determining credit adjustments.
ASC Topic 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy under ASC Topic 820 are described below:
Level 1.  Level 1 of the fair value hierarchy consists of assets or liabilities that are valued using observable inputs based upon unadjusted quoted prices in active markets for identical assets or liabilities at the reporting date. Washington Gas did not have any Level 1 derivatives at December 31, 2019 or 2018.
Level 2.  Level 2 of the fair value hierarchy consists of assets or liabilities that are valued using directly or indirectly observable inputs either corroborated with market data or based on exchange traded market data. Level 2 includes fair values based on industry-standard valuation techniques that consider various assumptions: (i) quoted forward prices, including the use of mid-market pricing within a bid/ask spread; (ii) discount rates; (iii) implied volatility and (iv) other economic factors. Substantially all of these assumptions are observable throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the relevant market. At December 31, 2019 and 2018, Level 2 financial assets and liabilities included energy-related physical and financial derivative transactions such as forward, option and other contracts for deliveries at active market locations.
Level 3.  Level 3 of the fair value hierarchy consists of assets or liabilities that are valued using significant unobservable inputs at the reporting date. These unobservable assumptions reflect our assumptions about estimates that market participants would use in pricing the asset or liability, including natural gas basis prices and annualized volatilities of natural gas prices. A significant change to any one of these inputs in isolation could result in a significant upward or downward fluctuation in the fair value measurement. These inputs may be used with industry standard valuation methodologies that result in our best estimate of fair value for the assets or liabilities at the reporting date.
Our Commodity and Market Risk (C&MR) Group determines the valuation policies and procedures. The C&MR Group reports to AltaGas’ Vice President of Commodity Risk. In accordance with Washington Gas valuation policy, we may utilize a variety of valuation methodologies to determine the fair value of Level 3 derivative contracts, including internally developed valuation inputs and pricing models. The prices used in our valuations are corroborated using multiple pricing sources, and we periodically conduct assessments to determine whether each valuation model is appropriate for its intended purpose. The C&MR Group also evaluates changes in fair value measurements on a daily basis.
At December 31, 2019 and 2018, Level 3 derivative assets and liabilities included: (i) physical contracts valued at illiquid market locations with no observable market data; (ii) long-dated positions where observable pricing is not available over the majority of the life of the contract; (iii) contracts valued using historical spot price volatility assumptions and (iv) valuations using indicative broker quotes for inactive market locations.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
 The following table sets forth financial instruments recorded at fair value at December 31, 2019 and 2018, respectively. A financial instrument’s classification within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy.

Fair Value Measurements Under the Fair Value Hierarchy
(In millions)	Level 1	Level 2	Level 3	Total
At December 31, 2019
Assets	$—	$0.8	$12.2	$13.0
Liabilities	$—	$(7.0)	$(97.0)	$(104.0)
At December 31, 2018
Assets	$—	$9.8	$28.3	$38.1
Liabilities	$—	$(9.5)	$(134.9)	$(144.4)
The following table includes quantitative information about the significant unobservable inputs used in the fair value measurement of our Level 3 financial instruments and the respective fair values of the net derivative asset and liability positions, by contract type, at December 31, 2019 and 2018.

Quantitative Information about Level 3 Fair Value Measurements
(In millions)	Net Fair Value	Valuation Techniques	Unobservable Inputs	Range
December 31, 2019	($84.8)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	($0.905)-$2.523
December 31, 2018	($106.6)	Discounted Cash Flow	Natural Gas Basis Price (per dekatherm)	($1.028)-$5.34
The following table is a summary of the changes in the fair value of our natural gas related derivative instruments that are measured at net fair value on a recurring basis in accordance with ASC Topic 820 using significant Level 3 inputs during the calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal years ended September 30, 2018 and 2017, respectively.

Reconciliation of Fair Value Measurements Using Significant Level 3 Inputs
	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
(In millions)	2019	2018	2018	2017
Balance at beginning of period	$(106.6)	$(94.1)	$(122.6)	$(251.6)
Realized and unrealized gains (losses)
Recorded to income	7.2	(4.4)	(4.5)	44.2
Recorded to regulatory assets—gas costs	17.8	(5.8)	(10.0)	69.7
Transfers into Level 3	(6.7)	—	(6.9)	(0.4)
Transfers out of Level 3	7.9	—	8.9	(0.4)
Settlements	(4.4)	(2.3)	41.0	15.9
Balance at end of period	$(84.8)	$(106.6)	$(94.1)	$(122.6)
 Transfers between different levels of the fair value hierarchy may occur based on fluctuations in the valuation inputs and on the level of observable inputs used to value the instruments from period to period. It is our policy to show both transfers into and out of the different levels of the fair value hierarchy at the fair value as of the beginning of the period. Transfers out of Level 3 were due to valuations that experienced an increase in observable market inputs. Transfers into Level 3 were due to an increase in unobservable market inputs, primarily pricing points. All amounts recorded to income are from the utility cost of gas.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Unrealized gains (losses) attributable to derivative assets and liabilities measured using significant Level 3 inputs were recorded as follows for the calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal years ended September 30, 2018 and 2017, respectively:

Unrealized Gains (Losses) Recorded for Level 3 Measurements
	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
(In millions)	2019	2018	2018	2017
Recorded to income
Utility cost of gas	$9.9	$(4.0)	$2.3	$31.0
Recorded to Regulatory
Gas costs	21.6	(5.3)	0.2	51.0
Total	$31.5	$(9.3)	$2.5	$82.0
The following table presents the carrying amounts recorded at amortized cost on Washington Gas' balance sheets and estimated fair values of our financial instruments at December 31, 2019 and 2018.

Fair Value of Financial Instruments
	December 31, 2019		December 31, 2018
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Money market funds(a)	$55.1	$55.1	$69.7	$69.7
Commercial paper (b)	$399.5	$399.5	$296.0	$296.0
Project financing (b)	$—	$—	$15.5	$15.5
Current maturities of long-term debt	$—	$—	$50.0	$50.0
Long-term debt(c)	$1,330.9	$1,480.8	$1,035.0	$1,096.3
(a) The balance at December 31, 2019 includes $11.0 million money market funds located in "Cash and cash equivalents", $19.5 million rabbi trust investment located in "Current Assets-Other", and $24.6 million rabbi trust investments located in "Deferred Charges and Other Assets-Other" of the accompanying balance sheets; The balance at December 31, 2018 includes $4.4 million money market funds located in "Cash and cash equivalents", $20.2 million rabbi trust investment located in "Current Assets-Other" and $45.1 million rabbi trust investments located in "Deferred Charges and Other Assets-Other".
(b)The balance at December 31, 2019 includes $299.5 million located in "Notes payable and project financing", and $100.0 million located in “Long-term debt” on the accompanying balance sheets; The balance at December 31, 2018 was located in "Notes payable and project financing" on the balance sheets.
(c) Includes adjustments for current maturities and unamortized discounts, as applicable. The amount excludes the commercial paper.
Our money market funds are Level 1 valuations and their carrying amount approximates fair value. The carrying cost of our commercial paper approximates fair value using Level 2 inputs. Due to the nature of our project financing arrangements, the carrying cost approximates fair value using Level 2 inputs. Due to the short term nature of current maturities of long-term debt, the carrying cost approximates fair value using Level 2 inputs. The fair value of long-term debt was estimated based on valuation techniques using indirectly observable inputs corroborated with market data and therefore is classified as Level 2.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 16. RELATED PARTY TRANSACTIONS

Corporate Service Allocation
As a subsidiary of AltaGas and effective with the close of the Merger on July 6, 2018, Washington Gas is charged a proportionate share of corporate governance and other shared services costs from AltaGas, primarily related to human resources, employee benefits, finance, legal, accounting, tax, information technology services, and office services. AltaGas charges Washington Gas for the total shared service costs and Washington Gas in turn allocates a portion of the costs to WGL’s other subsidiaries at the lower of cost or market. Washington Gas records a payable of the total shared service costs allocated to all of WGL's subsidiaries in "Payable to associated companies" and a receivable of the shared service costs allocated to WGL’s other subsidiaries in “Receivables from associated companies” on the balance sheet.
At December 31, 2019, Washington Gas recorded a $5.0 million liability to “Payables to associated companies,” reflecting Washington Gas’ unpaid shared service cost payable to AltaGas, and a receivable of $5.3 million to “Receivables from associated companies” on the balance sheet related to the shared service costs allocated to WGL’s subsidiaries. The net expenses of $18.2 million was included in “Operation and maintenance” on the statements of operations for the calendar year ended December 31, 2019, reflecting the shared service cost allocated to Washington Gas.
At December 31, 2018, Washington Gas recorded a receivable from associated companies of $0.6 million on the balance sheet related to the shared service costs allocated to WGL's subsidiaries, and $4.5 million net expenses included in "Operation and maintenance" of the statements of operations for the three months ended December 31, 2018, reflecting the shared service cost allocated to Washington Gas. There is no payable balance related to the shared service cost as of December 31, 2018.
In addition, Washington Gas provides accounting, treasury, legal and other administrative and general support to WGL’s subsidiaries, and files consolidated tax returns that include affiliated taxable transactions. Effective upon the approvals by the SCC of Virginia and beginning in January 2019 and June 2019, respectively, Washington Gas also provides accounting, legal, tax and other administrative and general support to various AltaGas U.S. entities and AltaGas. Washington Gas bills affiliates to which it provides services in accordance with regulatory requirements for the actual cost of providing these services, which approximates their market value. To the extent such billings are outstanding, they are reflected in “Receivables from associated companies” on Washington Gas’ balance sheet. Washington Gas assigns or allocates these costs directly to its affiliates and, therefore, does not recognize revenues or expenses associated with providing these services. Washington Gas believes that allocations based on broad measures of business activity are appropriate for allocating expenses resulting from common services. Affiliate entities are allocated a portion of common services based on a formula driven by appropriate indicators of activity, as approved by management.
Project Financing
Washington Gas previously obtained third-party project financing on behalf of the federal government to provide funds during the construction of certain energy management services projects entered into under Washington Gas’ area-wide contract. Washington Gas recorded a contract asset in “Unbilled revenues” representing the government’s obligation and an account payable to WGL Energy Systems in “Payable to associated companies” for the construction work performed for the same amount. Refer to Note 6 — Short Term Debt of the Notes to Financial Statements for further discussions of the project financing.
Related Party Transactions with Hampshire
Hampshire owns full and partial interests in underground natural gas storage facilities, including pipeline delivery facilities located in and around Hampshire County, West Virginia, and operates those facilities to serve Washington Gas, which purchases all of the storage services of Hampshire. Washington Gas includes the cost of these services in the bills sent to its customers and records the cost of the services in "Operation and maintenance" in its statements of operations. Hampshire operates under a “pass-through” cost of service-based tariff approved by the FERC and adjusts its billing rates to Washington Gas on a periodic basis to account for changes in its investment in utility plant and associated expenses. The arrangement between Hampshire and Washington Gas is classified as an operating lease. A ROU asset and lease liability was not recognized upon the adoption of ASC 842 because all the costs associated with the arrangement are variable. Washington Gas recorded $7.4 million, $1.7 million, $6.9 million, and $6.8 million of the expenses related to the cost of services provided by Hampshire in Washington Gas' statements of operations for the calendar year ended December 31, 2019, three months ended December 2018, and calendar year ended September 30, 2018 and 2017, respectively. The outstanding balance not cleared between Washington Gas and Hampshire at the end of the reporting period was recorded in "Receivables from associated companies" of Washington Gas' balance sheet. Refer to Note 3- Leases for further discussion of ASC 842.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Other Related Party Transactions
In connection with billing for unregulated third-party marketers, including WGL Energy Services and with other miscellaneous billing processes, Washington Gas collects cash on behalf of affiliates and transfers the cash in a reasonable time period. Cash collected by Washington Gas on behalf of its affiliates but not yet transferred is recorded in “Payables to associated companies” on Washington Gas’ balance sheet.
Washington Gas provides gas balancing services related to storage, injections, withdrawals and deliveries to all energy marketers participating in the sale of natural gas on an unregulated basis through the customer choice programs that operate in its service territory, These balancing services include the sale of natural gas supply commodities related to various peaking arrangements contractually supplied to Washington Gas and then partially allocated and assigned by Washington Gas to the energy marketers, including WGL Energy Services. Washington Gas records revenues in " Operating revenue" of its statements of operations for these balancing services pursuant to tariffs approved by the appropriate regulatory bodies. The following table shows the amounts Washington Gas charged WGL Energy Services for balancing services.

Washington Gas - Gas Balancing Service Charges
	Calendar Year Ended December 31,	Three Month Ended December 31,	Fiscal Years Ended September 30,
(In millions)	2019	2018	2018	2017
Gas balancing service charge	$20.0	$4.6	$18.5	$23.6
As a result of these balancing services, an imbalance is created for volumes of natural gas received by Washington Gas that are not equal to the volumes of natural gas delivered to customers of the energy marketers. Washington Gas recorded a $2.1 million payable to WGL Energy Services and a $0.7 million receivable from WGL Energy Service at December 31, 2019 and 2018, respectively, related to an imbalance in gas volumes. The receivable and payable are recorded in "Accounts receivable" and "Accounts payable and other accrued liabilities" on Washington Gas' balance sheet. Refer to Note 1—Accounting Policies of the Notes to Financial Statements for further discussion of these imbalance transactions.
Washington Gas participates in a purchase of receivables (POR) program as approved by the PSC of MD and separate program approved by the PSC of DC, whereby it purchases receivables from participating energy marketers at approved discount rates. WGL Energy Services is one of the energy marketers that participates in these POR programs whereby it sells its receivables to various utilities, including Washington Gas, at approved discount rates. The receivables purchased by Washington Gas are included in “Accounts receivable” in the accompanying balance sheet. At December 31, 2019 and 2018, Washington Gas had balances of $7.9 million and $6.4 million, respectively, of purchased receivables from WGL Energy Services.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 17. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table shows the changes in accumulated other comprehensive income (loss) for Washington Gas by component for the calendar year ended December 31, 2019, three months ended December 31, 2018, and fiscal years ended September 30, 2018 and 2017.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
(In thousands)	2019	2018	2018	2017
Beginning Balance	$(7,106)	$(2,380)	$(4,911)	$(7,925)
Amortization of prior service credit (a)(b)	(649)	(226)	(675)	(767)
Amortization of actuarial loss (a)(b)(c)	1,787	447	1,487	1,858
Actuarial gain (loss) arising during the period (a)	14,672	(6,597)	4,620	3,977
Current-period other comprehensive income (loss)	15,810	(6,376)	5,432	5,068
Income tax expense (benefit) related to pension and other post-retirement benefit plans (c)	4,128	(1,650)	2,901	2,054
Ending Balance	4,576	$(7,106)	$(2,380)	$(4,911)
(a)These accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit cost. Refer to Note 10 — Pension and other post-retirement benefit plans for additional details.
(b) Amortization of prior service cost and amortization of actuarial gain (loss) represent the amounts reclassified out of AOCI to “Other income (expense)” of statements of operations for the reporting periods.
(c) During the third quarter of 2020, Washington Gas made a voluntary change in accounting principle for calculating the MRVA used in the determination of net periodic pension and other post-retirement benefit plan costs. We have retrospectively applied this change in accounting principle to all applicable prior period financial information presented herein as required. Refer to Note 1 — Accounting Policies for further discussion.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 18. SUPPLEMENTAL CASH FLOW INFORMATION

The following table details the changes in operating assets and liabilities from operating activities, cash payments that have been included in the determination of earnings and non-cash investing and financing activities:

	Calendar Year Ended December 31,	Three Months Ended December 31,	Fiscal Years Ended September 30,
(In thousands)	2019	2018	2018	2017
CHANGES IN OPERATING ASSETS AND LIABILITIES
Accounts receivable and unbilled revenues	$(16,494)	$(222,098)	$(13,557)	$(107,195)
Receivables from associated companies	(7,602)	(1,874)	30,135	(18,563)
Gas costs and other regulatory assets/liabilities — net	26,374	40,028	27,994	3,430
Storage gas	15,952	(2,550)	(8,626)	(10,280)
Prepaid taxes	(7,383)	(9,461)	5,618	(6,524)
Accounts payable and other accrued liabilities	(56,925)	61,029	18,378	17,921
Payables to associated companies	240	20,662	(73,296)	29,074
Customer deposits and advance payments	(14,318)	(29,288)	19,464	(16,742)
Accrued taxes	(4,670)	1,024	14,619	(4,831)
Other current assets	(13,591)	(28)	(14,605)	(4,123)
Other current liabilities	(2,474)	(121)	154	280
Deferred gas costs — net	33,044	(51,936)	(8,306)	2,467
Deferred assets — other	4,981	483	(5,895)	(15,088)
Deferred liabilities — other	(28,004)	(7,072)	(21,499)	(4,667)
Pension and other post-retirement benefits	(15,677)	(638)	(14,521)	(9,806)
Other — net	—	—	893	3,409
Changes in operating assets and liabilities	$(86,547)	$(201,840)	$(43,050)	$(141,238)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Income taxes paid (refunded) — net	$15,623	$3,782	$(2,983)	$—
Interest paid	$57,922	$4,982	$57,036	$50,539
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Extinguishment of project debt financing	$(15,460)	$(53,018)	$(28,312)	$(27,927)
Capital expenditure accruals included in accounts payable and other accrued liabilities	$26,590	$33,245	$53,367	$37,049

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within Washington Gas’ balance sheets that sums to the total of such amounts shown on the statements of cash flows

	December 31,		September 30,
(in thousands)	2019	2018	2018	2017
Cash and cash equivalents	$17,069	$6,082	$1	$1
Restricted cash included in Current assets — Other	$19,464	$20,207	$20,207	$—
Restricted cash included in Deferred charges and other assets — Other	$24,615	$45,134	$44,775	$—
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$61,148	$71,423	$64,983	$1
Restricted cash included in "Current assets — Other" and "Deferred charges and other assets — Other" on the balance sheets represents amount of investment in rabbi trusts to fund deferred compensation, pension and other post-retirement benefits for certain management personnel and directors. The rabbi trusts were funded pursuant to the agreement of merger with AltaGas. The funds in the rabbi trusts can only be used to pay for plan participant benefits and other plan expenses such as investment fees or trustee fees. The funds are invested in money market funds at end of December 31, 2019 and 2018, and September 30, 2018. We did not have any restricted cash at end of September 30, 2017. Refer to Note 10 — Pension and Other Post-Retirement Benefit Plans for further discussion of rabbi trusts.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 19. COMPARATIVE DATA

The following table presents financial information for calendar years ended December 31, 2019 and 2018 and three months ended December 31, 2018 and 2017. Due to the change in accounting principle we made during the third quarter of 2020, we have retrospectively applied the change in accounting principle to all applicable prior period financial information presented herein as required. Refer to Note 1 — Accounting Policies for further discussion.

	Calendar Years Ended December 31,		Three Months Ended December 31,
(In thousands)	2019	2018 (Unaudited)	2018	2017 (Unaudited)
OPERATING REVENUES	$1,330,651	$1,272,694	$402,101	$377,470
OPERATING EXPENSES
Utility cost of gas	461,574	438,939	156,641	124,745
Operation and maintenance	404,961	564,536	102,728	82,372
Depreciation and amortization	142,565	136,373	34,948	33,646
General taxes and other assessments	149,618	146,747	38,552	39,983
Total Operating Expenses	1,158,718	1,286,595	332,869	280,746
OPERATING INCOME	171,933	(13,901)	69,232	96,724
Other income (expense) — net	5,822	(4,052)	2,045	1,870
Interest expense	62,567	59,237	15,706	14,973
INCOME (LOSS) BEFORE INCOME TAXES	115,188	(77,190)	55,571	83,621
INCOME TAX EXPENSE (BENEFIT)	18,083	(42,591)	7,471	25,072
NET INCOME (LOSS)	$97,105	$(34,599)	$48,100	$58,549
Loss on preferred stock extinguishment	556	—	—	—
Dividends on preferred stock	1,169	1,320	330	330
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$95,380	$(35,919)	$47,770	$58,219

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
The following table presents cash flows for calendar years ended December 31, 2019 and 2018 and three months ended December 31, 2018 and 2017.

	Calendar Years Ended December 31,		Three Months Ended December 31,
(In thousands)	2019	2018 (Unaudited)	2018	2017 (Unaudited)
OPERATING ACTIVITIES
Net income (loss)	$97,105	$(34,599)	$48,100	$58,549
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Depreciation and amortization	142,565	136,373	34,948	33,646
Amortization of:
Other regulatory assets and liabilities — net	8,491	7,142	1,859	1,634
Debt related costs	1,501	1,561	382	401
Deferred income taxes — net	18,741	(25,530)	7,636	7,604
Accrued/deferred pension and other post-retirement benefit cost	2,190	7,324	1,119	1,557
Compensation expense related to stock-based awards	3,626	15,902	1,353	4,518
Provision for doubtful accounts	17,266	22,236	5,940	3,928
Impairment loss	2,042	40,422	2,453	—
Unrealized (gain) loss on derivative contracts	(5,429)	(7,625)	4,200	1,446
Amortization of investment tax credits	(658)	(688)	(165)	(179)
Other non-cash charges (credits) — net	2,436	(2,706)	(453)	(197)
Changes in operating assets and liabilities	(86,547)	(103,526)	(201,840)	(141,364)
Net Cash Provided by (Used In) Operating Activities	203,329	56,286	(94,468)	(28,457)
FINANCING ACTIVITIES
Capital contributions from parent	—	402,728	100,000	100,000
Long-term debt issued	298,482	—	—	—
Long-term debt retired	(50,000)	(50,000)	(50,000)	—
Debt issuance costs	(3,130)	(130)	—	(236)
Long-term commercial paper issued (retired) — net	100,000	—	—	—
Notes payable issued (retired) — net	3,483	134,001	200,999	39,000
Project financing	—	53,018	—	—
Dividends on common stock and preferred stock	(100,736)	(90,820)	(24,078)	(22,166)
Payment for preferred stock extinguishment	(28,729)	—	—	—
Other financing activities — net	—	—	—	(6,197)
Net Cash Provided by Financing Activities	219,370	448,797	226,921	110,401
INVESTING ACTIVITIES
Capital expenditures (excluding AFUDC)	(432,974)	(443,550)	(126,013)	(75,293)
Insurance proceeds related to investing properties	—	3,238	—	—
Net Cash Used in Investing Activities	(432,974)	(440,312)	(126,013)	(75,293)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(10,275)	64,771	6,440	6,651
Cash, Cash Equivalents and Restricted Cash at Beginning of the Year	71,423	6,652	64,983	1
Cash, Cash Equivalents and Restricted Cash at End of the Year	$61,148	$71,423	$71,423	$6,652
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Income taxes paid (refunded) — net	15,623	1,757	3,782	(958)
Interest paid	57,922	59,041	4,982	2,977
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Extinguishment of project debt financing	(15,460)	(81,330)	(53,018)	—
Capital expenditure accruals included in accounts payable and other accrued liabilities	26,590	33,245	33,245	25,325

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within WGL’s consolidated balance sheets that sums to the total of such amounts shown on the statements of cash flows.

(In thousands)	December 31, 2019	December 31, 2018	December 31, 2017 (Unaudited)
Cash and cash equivalents	$17,069	$6,082	$6,652
Restricted cash included in Current assets — Other	19,464	20,207	—
Restricted cash included in Deferred charges and other assets — Other	24,615	45,134	—
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$61,148	$71,423	$6,652

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
NOTE 20. QUARTERLY FINANCIAL INFORMATION (Unaudited)

All adjustments necessary for a fair presentation have been included in the quarterly information provided below. Due to the seasonal nature of our business, we report substantial variations in operations on a quarterly basis. Due to the change in accounting principle we made during the third quarter of 2020, we have retrospectively applied the change in accounting principle to all applicable prior period financial information presented herein as required. Refer to Note 1 — Accounting Policies for further discussion.

	Quarters Ended
(In thousands)	March 31	June 30	September 30(a)	December 31
2019
Operating revenues	$593,653	$198,484	$122,305	$416,209
Operating income (loss)	$152,580	$(10,138)	$(73,050)	102,541
Net income (loss)	$112,319	$(21,268)	$(66,476)	$72,530
Net income (loss) applicable to common stock	$111,989	$(21,598)	$(66,476)	$71,465
2018
Operating revenues	$532,040	$199,512	$139,041	$402,101
Operating income (loss)	$148,978	$(6,649)	$(225,462)	69,232
Net income (loss)	$108,707	$(10,876)	$(180,530)	$48,100
Net income (loss) applicable to common stock	$108,377	$(11,206)	$(180,860)	$47,770
(a)During the quarter ended September 30, 2018, Washington Gas recorded $200.2 million of merger related costs due to the Merger with AltaGas.

Washington Gas Light Company
Part II
Item 8. Financial Statements and Supplementary Data (continued)
Notes to Financial Statements
Report of Independent Registered Public Accounting Firm
To the Shareholder and the Board of Directors of Washington Gas Light Company
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Washington Gas Light Company (the Company) as of December 31, 2019 and 2018 and the related statements of operations, comprehensive income, common shareholder's equity and cash flows for the year ended December 31, 2019 and three months ended December 31, 2018, the related notes, and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and three months ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.
Adoption of Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842)
As discussed in Note 3 to the financial statements, the Company changed its method of accounting for leases due to the adoption of ASU No. 2016-02, Leases (Topic 842), and the amendments in ASU’s 2018-01, 2018-11, and 2018-20, effective January 1, 2019.
Voluntary Change in Accounting Principle
As discussed in Note 1 to the financial statements, the Company made a voluntary change in accounting principle for calculating the market-related value of assets used to determine the net periodic pension and other post-retirement benefit plan cost for fixed income investments and related derivatives held within its pension and other post-retirement benefit plans.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as Washington Gas Light Company’s auditor since 2018.

Tysons, Virginia
February 28, 2020, except for the paragraphs included under the caption "Change in Accounting Principle" described in Note 1, as to which the date is December 1, 2020

Washington Gas Light Company
Part II
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholder and the Board of Directors of Washington Gas Light Company
Opinion on the Financial Statements
We have audited the accompanying statements of income, comprehensive income, common shareholder’s equity, and cash flows for each of the two years in the period ended September 30, 2018, the related notes, and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”) of Washington Gas Light Company ("Washington Gas"). In our opinion, the financial statements present fairly, in all material respects, the results of operations and cash flows of Washington Gas for each of the two years in the period ended September 30, 2018, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 1 to the financial statements, Washington Gas has elected to change its method of accounting for calculating the market-related value of assets used in the determination of net periodic pension and other post-retirement benefit plan costs for each of the two years in the period ended September 30, 2018.
Basis for Opinion
These financial statements are the responsibility of Washington Gas’ management. Our responsibility is to express an opinion on Washington Gas’ financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to Washington Gas in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Washington Gas is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of Washington Gas’ internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP
McLean, Virginia
November 19, 2018 (March 1, 2019, as to the effects of the adoption of ASU2017-07 during the three months ended December 31, 2018 and December 1, 2020 as to the effects of the change in accounting principle for calculating the market-related value of assets used in the determination of net periodic pension and other post-retirement benefit plan costs described in Note 1).
We began serving as Washington Gas' auditor in 2002. In 2018 we became the predecessor auditor.

Washington Gas Light Company
Part II

ITEM 15. FINANCIAL STATEMENT SCHEDULES

Financial Statement Schedules
(a)(1)
All of the financial statements and financial statement schedules filed as a part of the annual report are included in Item 8.
(a)(2)
Schedule II should be read in conjunction with the financial statements in this report. Schedules not included herein have been omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Schedule	Description

II	Valuation and Qualifying Accounts and Reserves for the calendar year ended December 31, 2019, three months ended December 31, 2018 and for the fiscal years ended September 30, 2018 and 2017.

Washington Gas Light Company
Part IV

Schedule II—Valuation and Qualifying Accounts and Reserves
Calendar Year Ended December 31, 2019, Three Months Ended December 31, 2018, and Fiscal Years Ended September 30, 2018 and 2017
	Balance at	Additions Charged To			Balance at
	Beginning	Costs and	Other		End of
(In thousands)	of Period	Expenses(a)	Accounts(b)	Deductions(c)	Period
Calendar Year Ended December 31, 2019
Valuation and Qualifying Accounts Deducted from Assets in the Balance Sheet: Allowance for Doubtful Accounts	$29,461	$16,572	$2,565	$29,890	$18,708
Three Months Ended December 31, 2018
Valuation and Qualifying Accounts Deducted from Assets in the Balance Sheet: Allowance for Doubtful Accounts	$29,622	$5,902	$581	$6,644	$29,461
Fiscal Year Ended September 30, 2018
Valuation and Qualifying Accounts Deducted from Assets in the Balance Sheet: Allowance for Doubtful Accounts	$23,741	$19,946	$1,409	$15,474	$29,622
Fiscal Year Ended September 30, 2017
Valuation and Qualifying Accounts Deducted from Assets in the Balance Sheet: Allowance for Doubtful Accounts	$20,220	$14,320	$1,821	$12,620	$23,741
(a)Represent the amount of bad debt expense recorded to the income statement.
(b)Recoveries on receivables previously written off as uncollectible and unclaimed customer deposits, overpayments, etc.
(c) Includes deductions for accounts charged-off.